EXHIBIT 10.1

Purchase and Sale Agreement

Among

Mid-Con Energy Properties, LLC
As Buyer

And

Scout Energy Group IV, LP,

Scout Energy Partners IV-A, LP,

Scout Energy Group I, LP,

Scout Energy Partners I-A, LP,
As Sellers

February 15, 2019

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Table of Contents

Page No.

Article I Definitions and Usage	1
Section 1.01	Definitions.1
Section 1.02	Usage.5
Article II Assets	6
Section 2.01	Agreement to Sell and Purchase.6
Section 2.02	Assets.6
Section 2.03	Excluded Assets.8
Article III Purchase Price	11
Section 3.01	Purchase Price.11
Section 3.02	Deposit.11
Section 3.03	Effective Time12
Article IV Title Matters	12
Section 4.01	Examination Period.12
Section 4.02	Defensible Title and Permitted Encumbrances.12
Section 4.03	Title Defect.16
Section 4.04	Notice of Title Defects.17
Section 4.05	Remedies for Title Defects.18
Section 4.06	Special Warranty of Title.20
Section 4.07	Preferential Rights To Purchase.20
Section 4.08	Consents to Assignment.21
Section 4.09	Title Benefits; Remedies.21
Article V Environmental Matters	22
Section 5.01	Environmental Review.22
Section 5.02	Environmental Definitions.23
Section 5.03	Notice of Environmental Defects.24
Section 5.04	Remedies for Environmental Defects.25
Section 5.05	No Warranty Regarding Environmental Matters.26
Section 5.06	Physical Condition of the Assets26
Section 5.07	NORM27
Article VI Representations and Warranties of Seller	27
Section 6.01	Seller’s Existence27
Section 6.02	Legal Power28
Section 6.03	Execution28
Section 6.04	Brokers28
Section 6.05	Bankruptcy28

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Section 6.06	Proceedings28
Section 6.07	Royalties.28
Section 6.08	Taxes.29
Section 6.09	Contracts.29
Section 6.10	Governmental Authorizations.29
Section 6.11	No Violations of Laws.29
Section 6.12	No Prepayments.29
Article VII Representations and Warranties of Buyer	30
Section 7.01	Buyer’s Existence.30
Section 7.02	Legal Power.30
Section 7.03	Execution.30
Section 7.04	Brokers.30
Section 7.05	Bankruptcy.31
Section 7.06	Proceedings.31
Section 7.07	Qualifications.31
Section 7.08	Investment.31
Section 7.09	Funds.31
Section 7.10	Independent Investigation.31
Article VIII Tax-Deferred Exchange	32
Section 8.01	Election.32
Section 8.02	Qualified Intermediary.32
Section 8.03	Additional Costs.32
Section 8.04	Indemnification.32
Article IX Seller’s Conditions to Close	32
Section 9.01	Representations.32
Section 9.02	Performance.32
Section 9.03	Pending Matters.32
Section 9.04	Closing of Scout-As-Seller PSA.33
Article X Buyer’s Conditions to Close	33
Section 10.01	Representations.33
Section 10.02	Performance.33
Section 10.03	Pending Matters.33
Section 10.04	Closing of Scout-As-Seller PSA.33
Article XI Purchase Price Allocation and Tax Matters	33
Section 11.01	Purchase Price Allocation.33
Section 11.02	Transfer Taxes.34

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Article XII The Closing	34
Section 12.01	Time and Place of the Closing.34
Section 12.02	Adjustments to Purchase Price at the Closing.34
Section 12.03	Closing Statement.36
Section 12.04	Actions of Seller at the Closing.36
Section 12.05	Actions of Buyer at the Closing.38
Article XIII Termination	39
Section 13.01	Right of Termination.39
Section 13.02	Remedies and Effect of Termination.40
Section 13.03	Termination Damages.40
Section 13.04	Return of Documents and Confidentiality.41
Section 13.05	Damages.41
Article XIV Post-Closing Obligations	41
Section 14.01	Gas Imbalances.41
Section 14.02	Final Accounting Statement.42
Section 14.03	Records.43
Section 14.04	Further Cooperation.43
Section 14.05	Solicitation of Employees.43
Article XV Operation of the Assets	43
Section 15.01	Operations.43
Section 15.02	Limitations on the Operational Obligations and Liabilities of Seller.44
Section 15.03	Operation of the Assets after the Closing.45
Section 15.04	Change in Circumstances; Casualty Loss.45
Article XVI Obligations and Indemnification	46
Section 16.01	Retained Obligations.46
Section 16.02	Assumed Obligations.46
Section 16.03	Buyer’s Indemnification.47
Section 16.04	Seller’s Indemnification.47
Section 16.05	Limitations on Seller’s Indemnification Obligations.47
Section 16.06	Exclusive Remedy.48
Section 16.07	Notices and Defense of Indemnified Matters.48

Section 16.08    Sellers' Liability Several, Not Joint …………………………………...49

Article XVII Limitations on Representations and Warranties	50
Section 17.01	Disclaimers of Representations and Warranties.50
Section 17.02	Sale “As Is” “Where Is”.50
Section 17.03	DISCLAIMER REGARDING THE ASSETS.51
Section 17.04	DISCLAIMER REGARDING INFORMATION.51

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Article XVIII Dispute Resolution	51
Section 18.01	Scope; Appointment of Independent Expert.51
Section 18.02	Additional Procedures.52
Section 18.03	Waiver.53
Section 18.04	Binding Nature.53
Section 18.05	Confidentiality.53
Article XIX Miscellaneous	53
Section 19.01	Names.53
Section 19.02	Expenses.53
Section 19.03	Filings, Notices and Certain Governmental Approvals.54
Section 19.04	Document Retention.54
Section 19.05	Entire Agreement.54
Section 19.06	Waiver.54
Section 19.07	Construction.54
Section 19.08	No Third Party Beneficiaries.55
Section 19.09	Assignment.55
Section 19.10	Governing Law.55
Section 19.11	Jurisdiction.55
Section 19.12	Notices.55
Section 19.13	Severability.56
Section 19.14	Survival.56
Section 19.15	Time of the Essence.56
Section 19.16	Counterpart Execution.56
Section 19.17	Knowledge.56
Section 19.18	Press Releases.57
Section 19.19	Exclusivity; Waiver of Rescission.57
Section 19.20	Waiver of Trade Practices Act.57

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Exhibits and Schedules

Exhibit A Subject Interests (Listing of Leases)

Exhibit A-1Easements

Exhibit BWells and Interests

Exhibit B-1Allocated Values

Exhibit CForm of Escrow Agreement

Exhibit D Form of Assignment and Bill of Sale

Exhibit EForm of Title Indemnity Agreement

Exhibit FForm of Environmental Indemnity Agreement

Schedule 2.02(e)Field Offices

Schedule 2.03(p)Suspense Amounts

Schedule 6.09Material Contracts

Schedule 6.10Governmental Authorizations

Schedule 6.11No Violations of Laws

Schedule 6.13Mechanical Integrity

Schedule 6.14Preferential Purchase Rights

Schedule 14.01Gas Imbalances

Schedule 14.05Subject Employees

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 15th day of February, 2019, by and among Mid-Con Energy Properties, LLC, a Delaware limited liability company (“Buyer”), and SCOUT ENERGY GROUP IV, LP, a Texas limited partnership, SCOUT ENERGY PARTNERS IV-A, LP, a Delaware limited partnership, SCOUT ENERGY GROUP I, LP, a Texas limited partnership, and SCOUT ENERGY PARTNERS I-A, LP, a Delaware limited partnership (each a “Seller” and collectively, “Sellers”).  Buyer and Sellers are collectively referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, the Assets (as defined in Section 2.02), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Sellers and Buyer agree as follows:

Article I
Definitions and Usage

Section 1.01Definitions.

  For purposes of this Agreement, the following terms and their variations have the meanings specified or referred to in this Section 1.01:

“Accounting Statement” — as defined in Section 14.02(a).

“Advisor” — as defined in Section 2.03(f).

“Affiliate” — as defined in Section 2.03(g).

“Agreed Imbalance” — as defined in Section 14.01.

“Agreement” — as defined in the first paragraph of this Agreement.

“Allocated Value” — as defined in Section 4.04(c)(ii).

“Asset” or “Assets” — as defined in Section 2.02.

“Assignment” — as defined in Section 4.06.

“Assumed Environmental Obligations” — as defined in Section 5.02(a).

“Assumed Obligations” — as defined in Section 16.02.

“Business Day” — as defined in Section 3.02.

“Buyer” — as defined in the first paragraph of this Agreement.

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“Buyer Indemnitees” — as defined in Section 16.04.

“Buyer’s Environmental Consultant” — as defined in Section 5.01(a).

“Buyer’s Environmental Review” — as defined in Section 5.01(a).

“Claim” — as defined in Section 16.07(b).

“Claim Notice” — as defined in Section 16.07(b).

“Closing” — as defined in Section 12.01.

“Closing Date” — as defined in Section 12.01.

“Closing Statement” — as defined in Section 12.03.

“Code” — as defined in Section 8.01.

“Confidentiality Agreement” — as defined in Section 4.01.

“Contracts” — as defined in Section 2.02(h).

“Control” — as defined in Section 2.03(g).

“Cure Period” — as defined in Section 4.05(a)(iii).

“Defensible Title” — as defined in Section 4.02(a).

“Deposit” — as defined in Section 3.02(a).

“Dispute” or “Disputes” — as defined in Section 18.01.

“Documents” — as defined in Section 19.04.

“DTPA” — as defined in Section 19.20(a).

“Easements” — as defined in Section 2.02(d).

“Effective Time” — as defined in Section 3.03.

“Election Notice” — as defined in Section 18.01.

“Environmental Defect” — as defined in Section 5.02(b).

“Environmental Defect Notice” — as defined in Section 5.03.

“Environmental Defect Value” — as defined in Section 5.02(c).

“Environmental Indemnity Agreement” — as defined in Section 5.04(a)(ii).

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“Environmental Information” — as defined in Section 5.01(b).

“Environmental Laws” — as defined in Section 5.02(d).

“Escrow Agent” — as defined in Section 3.02.

“Escrow Agreement” — as defined in Section 3.02.

“Examination Period” — as defined in Section 4.01.

“Excluded Assets” — as defined in Section 2.03.

“Final Statement” — as defined in Section 14.02(b).

“Final Settlement Date” — as defined in Section 14.02(a).

“Gas Imbalances” — as defined in Section 14.01.

“Governmental Authority” — as defined in Section 4.02(b)(v).

“Governmental Authorizations” — as defined in Section 6.10.

“Hazardous Substances” — as defined in Section 5.02(e).

“Hydrocarbons” — as defined in Section 2.02(e).

“Indemnified Environmental Defect” — as defined in Section 5.02(f).

“Indemnified Party” — as defined in Section 16.07(a).

“Indemnified Title Defect” — as defined in Section 4.05(a)(ii).

“Indemnifying Party” — as defined in Section 16.07(a).

“Independent Expert” — as defined in Section 18.01.

“Knowledge” — as defined in Section 19.17.

“Law” — as defined in Section 1.02(a)(v).

“Leases” — as defined in Section 2.02(a).

“Loss” or “Losses” — as defined in Section 16.03.

“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) that has had, or would reasonably be expected to have, a material adverse effect on the ownership, operation or value of the Assets, taken as a whole.

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“Material Contract” means any Contract (other than any joint operating agreement included within the Contracts) that would reasonably be expected to result in aggregate payments with respect to the Assets of more than $100,000 during any twelve (12) month period following the Closing (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) and which requires more than ninety (90) days’ notice by Sellers, or Buyer after Closing, in order to terminate the Contract.

“Mid-Con-As-Seller PSA” — as defined in Section 9.04.

“Net Revenue Interest” or “NRI” — as defined in Section 4.02(a)(i).

“NORM” — as defined in Section 5.07.

“Notice of Disagreement” — as defined in Section 14.02(a).

“Parties” — as defined in the first paragraph of this Agreement.

“Permitted Encumbrances” — as defined in Section 4.02(b).

“Person” — as defined in Section 2.03(g).

“Personal Property” — as defined in Section 2.02(e).

“PPRs” — as defined in Section 4.07(a).

“Purchase Price” — as defined in Section 3.01.

“Purchase Price Adjustments” — as defined in Section 12.02(c).

“Records” — as defined in Section 2.02(j).

“Required Consents” — as defined in Section 4.08.

“Retained Obligations” — as defined in Section 16.01.

“Rules” — as defined in Section 18.01.

“Seller” — as defined in the first paragraph of this Agreement.

“Sellers Indemnitees” — as defined in Section 15.02(b).

“Sellers Ownership Period” — as defined in Section 6.07.

“Subject Interest” or “Subject Interests” — as defined in Section 2.02(a).

“Subject Property” — as defined in Section 5.02(a).

“Suspense Amounts” has the meaning set forth in Section 2.03(p).

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“Tangible Property” — as defined in Section 17.03.

“Taxes” — as defined in Section 2.03(b).

“Third Party” — as defined in Section 4.02(b)(ix).

“Title Benefit” — as defined in Section 4.09(a).

“Title Defect” — as defined in Section 4.03.

“Title Defect Notice” — as defined in Section 4.04.

“Title Defect Value” — as defined in Section 4.04(c).

“Transfer Taxes” — as defined in Section 11.02.

“Unadjusted Purchase Price” — as defined in Section 3.01.

“Working Interest” or “WI” — as defined in Section 4.02(a)(ii).

Section 1.02Usage.

(a)In this Agreement, unless a clear contrary intention appears:

(i)the singular number includes the plural number and vice versa;

(ii)reference to any Person includes that Person’s successors and assigns but, if applicable, only if those successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes that Person in any other capacity or individually;

(iii)reference to any gender includes each other gender;

(iv)reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v)reference to any law, rule, regulation, order or decree of any Governmental Authority (“Law”) means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated under it, and reference to any section or other provision of any Law means that provision of that Law from time to time in effect and constituting the amendment, modification, codification, replacement or reenactment of that section or other provision;

(vi)“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

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(vii)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding that term;

(viii)“or” is used in the inclusive sense of “and/or”;

(ix)with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(x)references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments to them;

(xi)references to any Exhibit or Schedule means an Exhibit or Schedule attached to this Agreement, all of which are incorporated into and made a part of this Agreement; and

(xii)references to any Article or Section means an Article or Section of this Agreement.

(b)Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations under this Agreement shall be made, in accordance with United States generally accepted accounting principles.

(c)This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation of this Agreement.

Article II
Assets

Section 2.01Agreement to Sell and Purchase.

  Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Sellers, and Sellers agree to sell the Assets to Buyer.

Section 2.02Assets.

  Subject to Section 2.03, the term “Assets” (or in the singular “Asset”) means all of Sellers’ right, title and interest in and to:

(a)the oil, gas and/or mineral leases described in Exhibit A attached hereto (collectively, the “Leases”), and all oil, gas and/or mineral leasehold interests, overriding royalty interests, operating rights, record title and other similar interests in the Leases or in the lands covered by the Leases along with all surface fee interests and estates in the lands specifically described on Exhibit A or in the Leases (collectively, the “Subject Interests” or, singularly, a “Subject Interest”);

(b)All fee mineral, royalty, overriding royalty and other similar non-leasehold oil, gas and other mineral interests and estates, in the lands covered by the Leases, described on Exhibit A;

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(c)except to the extent as may be limited by the Subject Interests or used or held in connection with the Excluded Assets, all rights, privileges, benefits and powers conferred upon Sellers as holders of the Subject Interests, with respect to (i) all rights of use and occupation of the surface of and the subsurface depths under the Subject Interests, and (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(d)to the extent assignable or transferable by Sellers, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to and used solely in connection with the Subject Interests, including those described or referred to in Exhibit A-1 (the “Easements”);

(e)to the extent assignable or transferable by Sellers and not used or held in connection with the Excluded Assets, all personal property, equipment, fixtures, inventory and improvements located on and used directly in connection with the Subject Interests or the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons produced from or attributable to the Subject Interests (collectively, “Hydrocarbons”), byproducts or waste produced from or attributable to the foregoing, including all wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery, and to the extent used primarily in the operation of the Subject Interests all vessels, software, computers and associated peripherals and all radio, telephone and other communication equipment, and to the extent Buyer elects by March 2, 2019 to increase the Purchase Price by the Kelly Blue Book value thereof, all vehicles and licensed trailers (collectively, “Personal Property”), and the fixtures, equipment and other contents of the field offices listed on Schedule 2.02(e);

(f)all radio equipment, SCADA and measurement technology, and other production related mobility devices (such as SCADA controllers), well communication devices, and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are (i) used or held for use solely in connection with the operation of the Assets, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Sellers shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), and (iii) located on the Assets;

(g)all wells which are located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned), including the wells described in Exhibit B;

(h)to the extent assignable or transferable by Sellers and not used or held in connection with the Excluded Assets, all contracts, warranties, agreements and other arrangements, and all express and implied rights that directly relate to the Subject Interests, the Leases or the Easements, including communitization, unitization or pooling

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agreements, production sales contracts, farmout agreements, subleases, joint venture or partnership agreements, operating agreements, service agreements, exploration agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing agreements, surface use agreements and other similar contracts, agreements and other arrangements (the “Contracts”), provided that “Contracts” shall not include the instruments constituting the Leases;

(i)the real property, if any, plant and related equipment owned by Sellers’ Affiliate, Fairfax Midstream Company, LLC (“Fairfax”), located at 2399 CR 5825, Fairfax, Oklahoma 74637 and any pipelines or rights of way related to such plant; and

(j)to the extent assignable or transferable by Sellers and not used or held in connection with the Excluded Assets, all books, records, files, muniments of title, reports and similar documents and materials, including lease records, well records, and division order records, well files, well logs, title records (including abstracts of title, title opinions and memoranda, and title curative documents directly related to the Assets), geological and geophysical data and information, contracts and contract files, correspondence, in each case, that directly relate to the foregoing interests in the possession of, and maintained by, Sellers (collectively, the “Records”), provided, however, that Sellers may retain copies of all geological and geophysical data and information and may retain the copies of such Records as Sellers have reasonably determined may be required for existing litigation, tax, accounting and auditing purposes.

Section 2.03Excluded Assets.

  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated by this Agreement (collectively, the “Excluded Assets”):

(a)all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles (as those terms are defined in the Oklahoma Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time; provided, however, that if any Third Party makes a claim that would be an Assumed Obligation regarding time periods prior to the Effective Time, all then uncollected trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles receivable from such Third Party that would otherwise be Excluded Assets pursuant to this Section 2.03(a) shall become Assets;

(b)all claims of Sellers for, and rights of Sellers to, refunds of or loss carryovers with respect to (i) any Taxes with respect to the Assets for any taxable year or period, or portion thereof, that ends at or before the Effective Time, (ii) any Taxes with respect to the Excluded Assets, or (iii) those other refunds, and rights to them, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any Hydrocarbon gathering or transportation agreement; and for purposes of this Agreement, the term “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect of any tax, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, margin

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taxes, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real or personal property taxes, stamp taxes, production taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing;

(c)all proceeds, income, royalties or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time or (ii) any other Excluded Assets;

(d)all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of those Hydrocarbons;

(e)all of Sellers’ proprietary or licensed computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(f)all documents and instruments of Sellers (other than title opinions) (i) that may be protected by an attorney-client, work product or other privilege; (ii) prepared by or for counsel of Sellers; or (iii) received from any financial, commercial or legal advisor of Sellers (each, an “Advisor”);

(g)all (i) agreements and correspondence between Sellers or any of Sellers’ Affiliates and any Advisor relating to the transactions contemplated in this Agreement; (ii) lists of prospective purchasers for those transactions compiled by Sellers or any of Sellers’ Affiliates or any Advisor; (iii) bids submitted by other prospective purchasers of the Assets; (iv) analyses by Sellers or any of Sellers’ Affiliates or any Advisor of any bids submitted by any prospective purchaser; (v) correspondence between Sellers or any of Sellers’ Affiliates or any Advisor, or any of their respective representatives, and any prospective purchaser other than Buyer; and (vi) correspondence between Sellers or any of Sellers’ Affiliates or any Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of any Advisor, or the transactions contemplated in this Agreement; and for purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with that Person, where the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person; and the term “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity;

(h)all data and other information that may not be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with Persons not Affiliates of Sellers, even if such data or other information is inadvertently disclosed or

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provided to Buyer (in which case Buyer shall promptly return such data or information to Sellers);

(i)all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets; provided, however, that if any Third Party makes a claim that would be an Assumed Obligation regarding time periods prior to the Effective Time, all then uncollected audit rights receivable from such Third Party that would otherwise be Excluded Assets pursuant to this Section 2.03(i) shall become Assets;

(j)all corporate, partnership and limited liability company financial and income tax books, accounts, records and documents of Sellers or any of Sellers’ Affiliates;

(k)all claims and causes of action of Sellers (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time; (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); or (iii) with respect to any of the Excluded Assets; provided, however, that if any Third Party makes a claim that would be an Assumed Obligation regarding time periods prior to the Effective Time, all then uncollected claims and causes of action against such Third Party that would otherwise be Excluded Assets pursuant to this Section 2.03(k) shall become Assets;

(l)all rights and interests of Sellers (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time;

(m)all amounts due or payable to any Sellers as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(n)all amounts resulting from derivative contracts or similar agreements used to manage oil, natural gas, products or other commodity prices whether deemed a hedge, non-hedge or ineffective hedge transaction;

(o)all proceeds, income, revenues or other benefits (including any benefit attributable to any future laws or regulations with respect to “royalty relief” or other similar measures) not otherwise enumerated above, as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time; or (ii) the Excluded Assets;

(p)all funds held in suspense accounts related to the Assets (the aggregate amount held in such accounts, the “Suspense Amounts”), which funds as of January 1, 2019 are set forth and itemized on Schedule 2.03(p) attached hereto;

(q)all oil, gas or other mineral reserve reports, and all environmental site assessments, reports and related data and information;

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(r)all rights or benefits under or in connection with any State or Federal candidate conservation agreements or similar agreements;

(s)all books, records and files that relate to the Excluded Assets;

(t)Sellers’ area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Sellers’ business generally;

(u)all rights of Sellers in assets, contracts or rights not described in Section 2.02;

(v)all rights of Sellers under this Agreement or under any instruments executed and delivered in connection with the Closing;

(w)all items which would have constituted “Assets” as defined in Section 2.02 but for their being used or held in connection with the Excluded Assets;

(x)one compressor located at the Fairfax plant described in Section 2.02(i) which Sellers intend to sell to a third party prior to Closing; and

(y)all vehicles and licensed trailers for which Buyer does not elect to increase the Purchase Price by the Kelly Blue Book value thereof.

Article III
Purchase Price

Section 3.01Purchase Price.

  The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Sellers of the sum of Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000) (the “Unadjusted Purchase Price”), as adjusted in accordance with the provisions of this Agreement (the “Purchase Price”).

Section 3.02Deposit.

(a)Not later than 3:00 p.m. Central Time on the next Business Day following the execution and delivery of this Agreement by Buyer and Sellers, Buyer shall deposit with BOKF, NA DBA Bank of Texas (the “Escrow Agent”) in an interest bearing escrow account, pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”) a performance guaranty deposit in an amount equal to five percent (5%) of the Unadjusted Purchase Price (together with all accrued interest thereon, if any, the “Deposit”).  Sellers, on the one hand, and Buyer, on the other hand, shall each be responsible for one-half of all fees and expenses associated with the Escrow Agreement.  If the Deposit is not deposited by Buyer with the Escrow Agent on or before the time set forth above, then this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement.  For the purpose of this Agreement, the term “Business Day” means any calendar day excluding Saturdays, Sundays and other days on which national banks are closed for business in Tulsa, Oklahoma.

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(b)If the Closing occurs, the Parties shall cause the Deposit to be delivered by the Escrow Agent to Sellers and the Deposit shall be applied as part of the payment of the Purchase Price, with the amount payable by Buyer at the Closing being reduced by the amount of the Deposit in accordance with Section 12.03.

(c)If the Agreement is terminated without the Closing having occurred, the Deposit shall be delivered as provided in Article XIII.

Section 3.03Effective Time

.  If the transactions contemplated by this Agreement are consummated in accordance with the terms and provisions of this Agreement, the ownership of the Assets shall be transferred from Sellers to Buyer on the Closing Date, effective as of 11:59 p.m. local time where the Assets are located on the Closing Date (the “Effective Time”).

Article IV
Title Matters

Section 4.01Examination Period.

  The Examination Period shall run from the date of this Agreement until March 18, 2019 at 4:00 pm, Central Time (the “Examination Period”).  During the Examination Period, Sellers shall permit Buyer and/or its authorized representatives to examine, during normal business hours, in the offices of Sellers, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders and royalty accounting records pertaining to the Assets insofar as same may now be in existence and in the possession of Sellers or Sellers’ Affiliates, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Sellers or such data.  Such examination shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Sellers or otherwise impede the efforts of Sellers to comply with Sellers’ other obligations under this Agreement.  Any such examination by Buyer shall be at Buyer’s sole cost and expense.  All information made available to Buyer, whether disclosed pursuant to this Agreement or otherwise, shall be maintained confidential by Buyer as provided in the Non-Disclosure Agreement dated August 14, 2018, between Sellers’ affiliated operating company and Buyer (the “Confidentiality Agreement”), the terms of which are incorporated into this Agreement by this reference and made a part of this Agreement.  Buyer shall take whatever reasonable steps as may be necessary to ensure that Buyer’s Affiliates, employees, consultants, representatives and agents comply with the provisions of the Confidentiality Agreement, and shall be responsible for any disclosure or other breach of such provisions by any such Persons.  Buyer shall not contact any of the customers or suppliers of Sellers or Sellers’ working interest co-owners or operators, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior written consent of Sellers, which consent may be withheld at Sellers’ sole discretion.  The confidentiality and other obligations in this Section 4.01 shall survive termination of this Agreement.

Section 4.02Defensible Title and Permitted Encumbrances.

(a)For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Sellers in that Asset that, subject to and except for Permitted Encumbrances:

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(i)with respect to each well, unit, well location or Lease shown on Exhibit B, entitles Sellers to receive not less than the percentage or decimal interest set forth in Exhibit B as Sellers’ “Net Revenue Interest” or “NRI” of all Hydrocarbons produced, saved or marketed from (A) the applicable well or unit as set forth in Exhibit B as to the currently producing interval in that well or unit, and (B) the interval or zone identified in Exhibit B with respect to any non-producing well, unit, well location, Lease or area set forth in Exhibit B except, in each case (1) to the extent caused after the date hereof by continuous development and partial termination provisions contained in the Leases, (2) to the extent resulting from changes in proration units after the date hereof in compliance with Section 15.01, (3) to the extent resulting from changes or adjustments that result from the establishment of units, changes in existing units or the participating areas therein after the date hereof in compliance with Section 15.01, (4) to the extent resulting from the entry into pooling, communitization or unitization agreements after the date hereof in compliance with Section 15.01, or (5) as specifically set forth in Exhibit B;

(ii)with respect to each well, unit, well location or Lease shown in Exhibit B, obligates Sellers to bear not greater than the percentage or decimal interest set forth in Exhibit B as Sellers’ “Working Interest” or “WI” of the costs and expenses relating to the maintenance, development and operation of (A) the applicable well or unit set forth in Exhibit B as to the currently producing interval in that well or unit, and (B) the interval or zone identified in Exhibit B with respect to any non-producing well, unit, well location or Lease set forth in Exhibit B except, in each case (1) to the extent any increase in Working Interest is accompanied by a proportionate increase in the applicable Net Revenue Interest, (2) to the extent resulting from changes in proration units after the date hereof in compliance with Section 15.01, (3) to the extent resulting from changes or adjustments that result from the establishment of units, changes in existing units or the participating areas therein after the date hereof in compliance with Section 15.01, (4) to the extent resulting from the entry into pooling, communitization or unitization agreements after the date hereof in compliance with Section 15.01, or (5) as specifically set forth in Exhibit B; and

(iii)is free and clear of all liens, encumbrances, security interests and pledges.

(b)The term “Permitted Encumbrances” means any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)the terms and provisions of the Leases and Contracts;

(ii)any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons from or in them, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’ and operators’

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liens or other similar liens, privileges or charges for liquidated amounts arising in the ordinary course of business, in each case for amounts not yet delinquent or that are being contested in good faith;

(iii)any liens for Taxes and assessments not yet delinquent or that are being contested in good faith;

(iv)any liens or security interests created by law or reserved in oil, gas and other mineral leases for royalty, bonus or rental, or created to secure compliance with the terms of such agreements;

(v)any obligations or duties affecting the Assets to any federal, state, county, municipal or local government authority, including any legislative body, administrative agency, court, judicial or regulatory agency or instrumentality (“Governmental Authority”), with respect to any franchise, grant, license or permit and all applicable Law or any Governmental Authority;

(vi)any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Sellers or over which Sellers owns rights-of-way, easements, permits or licenses, to the extent that they do not materially interfere with the operations currently conducted on the Assets;

(vii)all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of Hydrocarbon production created or in existence as of the Effective Time, provided that such matters are properly recorded and do not operate to reduce the Net Revenue Interests of Sellers below those set forth in Exhibit B or increase the Working Interests of Sellers above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(viii)subject to Section 4.07, preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated by this Agreement, or (B) required notices have been given for the transaction contemplated by this Agreement to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)required Third Party consents to assignment or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated by this Agreement; (B) required notices have been given for the transaction contemplated by this Agreement to the holders of those rights and the appropriate period for asserting such rights has expired without an exercise of such rights; or (C) there is no provision expressly stating that an assignment in violation thereof (1) is void or voidable, (2) triggers the payment

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of specified liquidated damages, or (3) causes a termination of the Lease or other Asset to be assigned; and for purposes of this Agreement, the term “Third Party” means any Person or entity, governmental or otherwise, other than Sellers, Buyer, and their respective Affiliates and includes other working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies;

(x)all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil, gas or other mineral leases or interests in them that are customarily obtained or made subsequent to such sale or conveyance;

(xi)the presence or lack of production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant or compression agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate or liquids production for the extraction of products from them; provided that such matters individually or in the aggregate, (A) do not operate to (1) reduce the Net Revenue Interests of Sellers, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Sellers, or (3) otherwise interfere materially with the operation, value or use of the Assets; or (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Sellers, so long as there is a proportionate increase in Sellers’ Net Revenue Interests;

(xii)farmout or farmin agreements, to the extent that such matters individually or in the aggregate, (A) do not operate to (1) reduce the Net Revenue Interests of Sellers, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Sellers, or (3) otherwise interfere materially with the operation, value or use of the Assets; or (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Sellers, so long as there is a proportionate increase in Sellers’ Net Revenue Interests;

(xiii)liens and security interests that will be released at Closing as provided in Section 12.04(g);

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(xiv)rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable Law;

(xv)all defects and irregularities affecting the Assets that, individually or in the aggregate, (A) do not operate to (1) reduce the Net Revenue Interests of Sellers, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Sellers, or (3) otherwise interfere materially with the operation, value or use of the Assets; or (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Sellers, so long as there is a proportionate increase in Sellers’ Net Revenue Interests;

(xvi)Gas Imbalances associated with the Assets; and

(xvii)all Title Defects expressly waived by Buyer in writing or that have been deemed to have been waived or not otherwise to be Title Defects under Section 4.04 or Section 4.05(d) or any other provision of this Agreement.

Section 4.03Title Defect.

  The term “Title Defect,” as used in this Agreement, means any encumbrance, encroachment, irregularity, defect in or objection to Sellers’ ownership of any Asset (excluding Permitted Encumbrances) that causes Sellers not to have Defensible Title to that Asset.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as a Title Defect or a breach of Sellers’ special warranty of title in the Assignment:  (a) defects or irregularities arising out of a lack of evidence of, or other defects with respect to, authorization, execution, delivery or acknowledgment of documents, or a variation in name, unless Buyer provides affirmative evidence that such matter results in another Person’s superior claim of title to the relevant Asset or a gap in the chain of title; (b) defects or irregularities that have been cured or remedied by the passage of time, including applicable statutes of limitation and statutes for prescription or preemption; (c) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (d) defects or irregularities in title which for a period of five (5) years or more have not delayed or prevented Sellers (or Sellers’ predecessor, if owned by Sellers less than five (5) years) from receiving Sellers’ Net Revenue Interest share of the proceeds of production and have not caused Sellers to bear a share of expenses or costs greater than Sellers’ Working Interest share from any Lease, unit or well; (e) defects or irregularities resulting from or related to probate proceedings or the lack of probate proceedings if the defects or irregularities have been outstanding for five (5) years or more; (f) conventional rights of reassignment normally actuated by an intent to abandon or release a Lease or well and requiring notice to the holders of such rights; (f) lack of a survey, unless a survey is required by Law; (g) any failure of the records of any Person to reflect sufficient production or operations to maintain a Lease in force and effect absent reasonable evidence that such failure has caused such Lease to terminate or would result in a termination of such Lease pending only action by the lessor under such Lease; (h) matters based solely on assertions that Sellers’ (or the applicable operator’s) files lack information (including title opinions); or (i) failure of the records of any Governmental Authority (including the United States Bureau of Land Management) to reflect Sellers as the owner of an interest in a Lease, provided that the instruments evidencing an assignment of such interest from the party reflected as the owner of an interest in the Lease in such Governmental Authority records directly to Sellers is recorded in the real property records of the applicable county

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(or indirectly to a predecessor in interest of Sellers in the real property records of the applicable county); (k) unreleased instruments executed prior to the year 2008 (including prior oil, gas and/or mineral leases and mortgages) absent reasonable evidence that such instruments continue in force and effect and constitute a superior claim of title to an Asset; (l) calls on oil and/or gas production under existing Contracts, provided that the holder of such right must pay an indexed-based price for any production purchased by virtue of such call on production; or (m) any defect or irregularity as would normally be waived by Persons engaged in the oil and gas business when purchasing producing properties a chain of title for such interest resulting in ownership by Sellers is recorded in the real property records of the applicable county.

Section 4.04Notice of Title Defects.

(a)If Buyer discovers any alleged Title Defect affecting any Asset, Buyer shall notify Sellers of the alleged Title Defect as promptly as possible, but no later than the expiration of the Examination Period.  To be effective, this notice (a “Title Defect Notice”) must (i) be in writing; (ii) be received by Sellers prior to the expiration of the Examination Period; (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest or Working Interest); (iv) include copies of documents necessary for Sellers to verify the existence of the alleged Title Defect, (v) identify the specific Asset or Assets affected by the Title Defect; and (vi) include the Title Defect Value as determined by Buyer.  Except as set forth in Section 4.06, any matters that otherwise may have constituted Title Defects, but that are not so described in a timely Title Defect Notice complying and delivered in accordance with this Section 4.04, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b)After receipt of an effective Title Defect Notice, Sellers shall have the option, but not the obligation, to attempt to cure the Title Defect at any time prior to the Closing.

(c)The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in a Title Defect Notice shall be determined in good faith based upon the criteria set forth below:

(i)If the Title Defect is a lien on any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)If the Title Defect asserted is that the Net Revenue Interest attributable to any well, unit, well location or Lease is less than that stated in Exhibit B or the Working Interest attributable to any well, unit or well location is greater than that stated in Exhibit B, then the Title Defect Value shall take into account the relative change in the interest from Exhibit B and the appropriate Allocated Value of such Asset.  For purposes of this Agreement, the term “Allocated Value” means, with respect to any Asset, the amount allocated to that Asset under Section 11.01.

(iii)If the Title Defect represents an obligation, encumbrance, burden or charge on the affected Asset (including any increase in Working Interest for which

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there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset and the Title Defect Value placed upon the Title Defect by Buyer and Sellers; provided that if such Title Defect is reasonably susceptible of being cured, the Title Defect Value shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect or (B) the share of such curative work cost and expense which is allocated to the Asset affected by such Title Defect.

(iv)If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, the consequences of that fact shall be taken into account in determining the Title Defect Value.

(v)The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value. For example, if a lien which constitutes a Title Defect affects more than one Asset or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Asset, the amount necessary to discharge such lien or the cost and expense of such curative work shall be noted in respect to each applicable Asset affected by the Title Defect as also applying to other Assets, and the amount shall be included only once in adjustments to the Purchase Price pursuant to Section 4.05.

(vi)Notwithstanding anything in this Agreement to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the wells, units, well locations or other Assets affected by it.

(vii)To give Sellers an opportunity to commence reviewing possible Title Defects, Buyer shall use reasonable efforts to give Sellers, on or before 5:00 p.m. Central Time each Friday prior to the expiration of the Examination Period, notice of all Title Defects discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period.

Section 4.05Remedies for Title Defects.

(a)Subject to the continuing right of Sellers to dispute the existence of an asserted Title Defect and/or the asserted Title Defect Value and subject to the rights of the Parties under Section 13.01(g), if any Title Defect timely asserted by Buyer in accordance with Section 4.04 is not waived in writing by Buyer or cured on or before Closing, Sellers shall, at Sellers’ sole option, elect to:

(i)subject to Section 4.05(d), reduce the Purchase Price by the Title Defect Value for the Title Defect as determined in accordance with Section 4.04(c)

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or Article XII (which shall cause such asserted Title Defect to become an Assumed Obligation under Section 16.02);

(ii)indemnify Buyer against all claims resulting from the Title Defect (an “Indemnified Title Defect”) under an indemnity agreement in the form attached hereto as Exhibit E; or

(iii)retain the entirety of the Asset that is subject to the Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Asset and all associated Assets (which shall be deemed Excluded Assets, except as otherwise provided below in this Section 4.05(a)(iii)).  Following Closing, Sellers will have one hundred eighty (180) calendar days to cure any such Title Defect (the “Cure Period”).  Sellers are not obligated to cure any Title Defect during the Cure Period, but if a Title Defect is cured before the expiration of the Cure Period, then Sellers shall promptly convey the affected Asset and all associated Assets to Buyer effective as of the Effective Time, and Buyer shall contemporaneously with the receipt of such conveyance, pay Sellers the Allocated Value of the affected Asset and all associated Assets, subject to Purchase Price Adjustments as set forth herein, and upon such conveyance and payment such Asset and associated Assets shall no longer be deemed Excluded Assets.  If Sellers are unable to cure any such Title Defect before expiration of the Cure Period, then Sellers shall retain the affected retained Asset and all associated Assets, which will permanently be deemed Excluded Assets and Buyer will have no further obligation to purchase such retained Asset and associated Assets.

(b)If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 4.08 shall apply.

(c)If at or before the Closing Buyer and Sellers have not agreed on the validity of any asserted Title Defect or the Title Defect Value attributable to the Title Defect and Sellers have not elected to indemnify Buyer with respect to the Title Defect under Section 4.05(a)(ii) or to retain the Assets associated with the Title Defect under Section 4.05(a)(iii), Buyer or Sellers shall have the right to elect to have the Dispute regarding the validity of the Title Defect or the Title Defect Value determined by an Independent Expert in accordance with Article XIII.  In that event, the Purchase Price paid at Closing shall not be reduced by virtue of the disputed Title Defect or Title Defect Value, but upon the final resolution of the Dispute, the Title Defect Value, if any, found to be attributable to the Title Defect shall, subject to Section 4.05(d), be refunded by Sellers to Buyer within five (5) Business Days of such resolution.

(d)Notwithstanding anything to the contrary in this Agreement, but subject to Section 4.05(c), (i) if the value of a particular individual Title Defect (or individual Title Benefit, except for an Asset on which there is a Title Defect exceeding $50,000) does not exceed $50,000, then it shall be deemed to be a Permitted Encumbrance and no adjustment to the Purchase Price shall be made or other remedies provided by Sellers for the Title Defect (or Title Benefit), (ii) if the aggregate adjustment to the Purchase Price determined

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in accordance with this Agreement for Title Defects (after taking into account clause (i))) does not exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then they shall be deemed to be Permitted Encumbrances and no adjustment of the Purchase Price shall be made or other remedies provided by Sellers on account of Title Defects, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (after taking into account clause (i))) does exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then the Purchase Price shall be adjusted only by the amount of the excess and no other adjustment of the Purchase Price shall be made or other remedies provided by Sellers on account of Title Defects

Section 4.06Special Warranty of Title.

  The documents to be executed and delivered by Sellers to Buyer transferring title to the Assets as required hereby, including the Assignment and Bill of Sale in the form attached hereto as Exhibit D (the “Assignment”), shall provide for a special warranty of title warranting title by, through and under Sellers, but not otherwise, subject to the Permitted Encumbrances and the terms of this Agreement.  Buyer’s remedy for breach of Sellers’ special warranty of title in the Assignment shall be limited to an amount not exceeding the Allocated Value of the affected Asset, and any claims for such breach must be asserted within twelve (12) months from the Closing Date.  Any such claims not asserted within such twelve (12) month period shall be deemed to be Assumed Obligations.

Section 4.07Preferential Rights To Purchase.

(a)Sellers shall use reasonable efforts, but without any obligation to incur any additional cost or expense beyond postage or other reasonable transmittal expense, to comply with all preferential right to purchase provisions relative to any Asset (“PPRs”) prior to the Closing.  Prior to the Closing, Sellers shall notify Buyer of the existence of any known PPRs and if any PPRs are exercised or if the requisite period has elapsed without said rights having been exercised.

(b)If, as of the Closing Date, a Third Party holder of a PPR has timely and properly notified Sellers that it elects to exercise its PPR with respect to the Assets to which its PPR applies (determined by and in accordance with the agreement in which the PPR arises), then the Assets covered by that PPR will be sold to such holder of the PPR subject to the terms and conditions of this Agreement, and will not be sold to the Party originally executing this Agreement as “Buyer” (subject to the remaining provisions in this Article), and the Unadjusted Purchase Price will be reduced by the Allocated Value of such Assets.  Buyer shall remain obligated to purchase the remainder of the Assets not affected by an exercised PPR.  Upon the consummation of the sale of any Assets to the holder of such PPR, any such Assets shall be deemed for all purposes to constitute “Excluded Assets.”

(c)After the Closing, if for any reason the purchase and sale of the Assets covered by a PPR exercised prior to Closing under (b) above is not or cannot be consummated with the holder of the PPR that exercised its PPR, Sellers may so notify Buyer and within ten (10) Business Days after Buyer’s receipt of such notice, Sellers shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Sellers such Assets pursuant to the terms of this Agreement and for the Allocated Value of such Assets

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(except the Closing Date with respect to such Assets will be the date of assignment of such Assets from Sellers to Buyer).

(d)Any interest in the Assets covered by any unexercised PPRs (whether due to the PPR notice period or otherwise) shall be conveyed to Buyer at the Closing subject to any PPRs, and Buyer shall assume all duties, obligations and liabilities arising from the PPR.  Without limiting the foregoing, if any Third Party elects to purchase all or a part of an interest in any Asset subject to a PPR after the Closing Date, Buyer shall be obligated to convey that interest to that Third Party and shall be entitled to the consideration for the sale of that interest.

Section 4.08Consents to Assignment.

  Sellers shall use reasonable efforts to obtain all necessary consents from Third Parties to assign the Assets prior to the Closing (other than approvals of any relevant Governmental Authority that are customarily obtained after the Closing), and Buyer shall assist Sellers with those efforts; provided, however, Sellers shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of the consent in order to obtain a waiver or consent.  To the extent any such consents are not obtained prior to Closing and an express provision of the document providing for the consent would render the assignment of some or all of the Assets void or voidable, give rise to a claim for specified liquidated damages or cause the termination of the Lease or other Asset to be assigned as a result of the failure to obtain that consent (collectively, “Required Consents”), then at Closing Sellers shall retain the affected Asset and all associated Assets and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the affected Asset and all associated Assets.  If a Required Consent that was not obtained prior to Closing is obtained on or before six (6) months after the Closing Date, Sellers shall promptly convey the affected Asset and all associated Assets to Buyer effective as of the Effective Time, and Buyer shall contemporaneously with the receipt of such conveyance, pay Sellers the Allocated Value of the affected Asset and all associated Assets, subject to Purchase Price Adjustments as set forth herein.  In all other cases, such unobtained consents shall not constitute Title Defects.

Section 4.09Title Benefits; Remedies.

(a)If any Party discovers any Title Benefit during the Examination Period affecting the Assets, it shall promptly notify the other Parties at or before the expiration of the Examination Period.  Subject to Section 4.05(d), Sellers shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 12.02(a)(iii) with respect to the Title Benefit, in an amount mutually agreed upon by the Parties.  For purposes of this Agreement, the term “Title Benefit” means the Sellers’ interest in any Asset that is greater than or in addition to that set forth in Exhibit B, including a Net Revenue Interest that is greater than that set forth in Exhibit B or Sellers’ Working Interest in any Asset that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest).

(b)If, with respect to a Title Benefit, Buyer and Sellers have not agreed on the amount of the upward Purchase Price Adjustment or have not otherwise agreed on such amount at or prior to the Closing, Sellers or Buyer shall have the right to elect to have the Dispute regarding the Purchase Price Adjustment determined by an Independent Expert in accordance with Article XVIII.  In that event, Buyer shall pay the undisputed portion of

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the Purchase Price with respect to the Asset affected by the Title Benefit at the Closing and, subject to Section 4.05(d), upon determination of the amount of the adjustment, shall pay to Sellers any unpaid portion within five (5) Business Days of such determination.

Article V
Environmental Matters

Section 5.01Environmental Review.

(a)Buyer shall have the right to conduct or cause a consultant reasonably acceptable to Sellers (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”).  The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. Subject to the following sentence, the scope of work comprising Buyer’s Environmental Review shall be limited to a Phase I review that does not exceed the basic assessment requirements set forth under the current American Society for Testing and Material Standard Practice for Phase I environmental property assessments (Designation E1527-05) and otherwise as may be agreed by Buyer and Sellers prior to commencement.  Buyer’s Environmental Review shall not include any intrusive test or procedure without the prior written consent of Sellers, which consent shall not be unreasonably withheld, condition or delayed.  Buyer shall, and shall cause Buyer’s Environmental Consultant to, (i) consult with Sellers before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with the operation of the Assets and (iii) comply with all applicable Law.  Buyer shall be solely responsible for obtaining any consents from a Third Party that are required to perform any work comprising Buyer’s Environmental Review, and Buyer shall consult with Sellers prior to requesting each such consent.  Sellers shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review.  With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Sellers without charge.  Buyer releases, and shall defend, indemnify and hold harmless, Sellers Indemnitees from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM A SELLERS INDEMNITEE’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY, BUT SPECIFICALLY EXCLUDING THOSE RESULTING FROM A SELLERS INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) arising out of or relating to Buyer’s Environmental Review. The indemnity and other obligations set forth in the immediately preceding sentence shall survive the Closing or termination of this Agreement.

(b)Until Closing and unless otherwise required by applicable Law, Buyer shall, and shall cause Buyer’s Environmental Consultant to, treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not, and shall cause Buyer’s Environmental Consultant to not, disclose any Environmental Information to any

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Governmental Authority or other Third Party without the prior written consent of Sellers.  Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement.  If Buyer, Buyer’s Environmental Consultant or any Third Party to which Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Sellers with prompt notice sufficiently prior to any such disclosure so as to allow Sellers to file any protective order or seek any other remedy, as Sellers deem appropriate under the circumstances.  Buyer shall provide to Sellers copies of any Environmental Information generated by Buyer or Buyer’s Environmental Consultant promptly after Buyer’s receipt thereof.  If this Agreement is terminated prior to the Closing, Buyer shall promptly deliver the Environmental Information to Sellers, which Environmental Information shall become the sole property of Sellers without charge. The confidentiality and other obligations set forth in this paragraph shall survive the termination of this Agreement.

Section 5.02Environmental Definitions.

(a)Assumed Environmental Obligations.  For purposes of this Agreement, the term “Assumed Environmental Obligations” means, with respect to the ownership of the Assets, the operation of the Assets or the condition of the Assets and any surface or subsurface depths used in connection with the Assets, including any pooled, communitized or unitized acreage by virtue of the Assets being a part of the pooled, communitized or unitized area (collectively, the “Subject Property”), all liabilities, losses, claims, obligations, costs or expenses arising from or relating to the following: (i) any violation or alleged violation of, or non-compliance with applicable Environmental Laws prior to, on, or after the Effective Time, including the cost of correcting such violations or noncompliance and any fines or penalties arising out of such violations or noncompliance; (ii) the release, discharge or disposal of Hazardous Substances prior to, on, or after the Effective Time, at, on, in, under, from or migrating to or from the Subject Property, including claims for property damage, loss, injury, damage to natural resources, bodily injury or wrongful death, and any investigation, remediation or monitoring with respect to said Hazardous Substances; (iii) any Environmental Defects that are not Indemnified Environmental Defects; or (iv) those matters that would otherwise be Environmental Defects but for the provisions of Section 5.04(c).

(b)Environmental Defects.  For purposes of this Agreement, the term “Environmental Defect” means, with respect to any given Asset, an individual environmental condition identified with specificity in Buyer’s Environmental Review that constitutes a material violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which the affected Asset is located, excluding, however any environmental conditions deemed not to be Environmental Defects by application of Section 5.04(c).

(c)Environmental Defect Value.  For purposes of this Agreement, the term “Environmental Defect Value” means, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct the Environmental Defect in the most cost-effective manner reasonably available, such that the Environmental Defect is brought into compliance consistent with Environmental Laws,

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taking into account that interim non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be included in the most cost-effective manner reasonably available. The Environmental Defect Value of an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Value. For example, if a matter which constitutes an Environmental Defect affects more than one Asset or the curative work with respect to one Environmental Defect results (or is reasonably expected to result) in the curing of any other Environmental Defect affecting the same or another Asset, the amount of such curative work shall be noted in respect to each applicable Asset affected by the Environmental Defect as also applying to other Assets, and the Environmental Defect Value shall be included only once in adjustments to the Purchase Price pursuant to Section 5.04.

(d)Environmental Laws.  For purposes of this Agreement, the term “Environmental Laws” means all Laws pertaining to health (as relates to exposure to Hazardous Substances) or the environment, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(e)Hazardous Substances.  For purposes of this Agreement, the term “Hazardous Substances” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

(f)Indemnified Environmental Defects.  For purposes of this Agreement, the term “Indemnified Environmental Defect” means an Environmental Defect as to which Sellers have elected to indemnify Buyer in accordance with Section 5.04(a)(ii).

Section 5.03Notice of Environmental Defects.

  If Buyer discovers any Environmental Defect affecting any Asset, Buyer shall notify Sellers of the alleged Environmental Defect as promptly as possible, but no later than the expiration of the Examination Period.  To be effective, this notice (an “Environmental Defect Notice”) must (i) be in writing; (ii) be received by Sellers prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in sufficient, specific detail, including (A) the written conclusion of Buyer’s Environmental Consultant that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual

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data gathered in Buyer’s Environmental Review; and (B) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) identify the specific Asset or Assets affected by the Environmental Defect, including a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports; (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant; and (vi) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price to accept such Environmental Defect if Sellers elected Section 5.04(a)(i) as the remedy for it.  Any matters that may otherwise have constituted Environmental Defects, but that are not so described in a timely Environmental Defect Notice complying with this Section 5.03, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation.  After receipt of an effective Environmental Defect Notice, Sellers shall have the option, but not the obligation, to attempt to cure the Environmental Defect at any time prior to the Closing.

Section 5.04Remedies for Environmental Defects.

(a)Subject to the continuing right of Sellers to dispute the existence of an asserted Environmental Defect and/or the asserted Environmental Defect Value and subject to the rights of the Parties under Section 13.01(g), if any Environmental Defect timely asserted by Buyer in accordance with Section 5.03 is not waived in writing by Buyer or cured on or before Closing, Sellers shall, at Sellers’ sole option, elect to:

(i)subject to Section 5.04(c), reduce the Purchase Price by the Environmental Defect Value for the Environmental Defect as determined in accordance with Section 5.02(c) or Article XVIII (which shall cause such alleged Environmental Defect to become an Assumed Obligation under Section 16.02);

(ii)indemnify Buyer against all claims resulting from the Environmental Defect under an indemnity agreement in the form attached hereto as Exhibit F; or

(iii)retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Asset and all associated Assets (which shall be deemed Excluded Assets, except as otherwise provided below in this Section 5.04(a)(iii)).  Following Closing, Sellers will have the Cure Period to cure any such Environmental Defect.  Sellers are not obligated to cure any Environmental Defect during the Cure Period, but if an Environmental Defect is cured before the expiration of the Cure Period, then Sellers shall promptly convey the affected retained Asset and all associated Assets to Buyer effective as of the Effective Time, and Buyer shall contemporaneously with the receipt of such conveyance, pay Sellers the Allocated Value of the affected Asset and all associated Assets, subject to Purchase Price Adjustments as set forth herein, and upon such conveyance and payment such Asset and associated Assets shall no longer be

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deemed Excluded Assets.  If Sellers are unable to cure any such Environmental Defect before expiration of the Cure Period, then Sellers shall retain the affected retained Asset and all associated Assets, which will permanently be deemed Excluded Assets and Buyer will have no further obligation to purchase such retained Asset and associated Assets.

(b)If at or before the Closing Buyer and Sellers have not agreed on the validity of any asserted Environmental Defect or the Environmental Defect Value attributable to the Environmental Defect and Sellers have not elected to indemnify the Buyer with respect to the Environmental Defect under Section 5.04(a)(ii) or to retain the Assets associated with the Environmental Defect under Section 5.04(a)(iii), Buyer or Sellers shall have the right to elect to have the Dispute regarding the validity of the Environmental Defect or the Environmental Defect Value determined by an Independent Expert in accordance with Article XVIII.  In that event, the Purchase Price paid at Closing shall not be reduced by virtue of the disputed Environmental Defect or Environmental Defect Value, but on the final resolution of the Dispute the Environmental Defect Value, if any, found to be attributable to the Environmental Defect shall, subject to Section 5.04(c), be refunded by Sellers to Buyer within five (5) Business Days of such resolution.

(c)Notwithstanding anything to the contrary in this Agreement (i) if the Environmental Defect Value for a particular individual Environmental Defect does not exceed $50,000, then no adjustment to the Purchase Price shall be made for the Environmental Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (exceeding $50,000) does not exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then no adjustment of the Purchase Price shall be made on account of Environmental Defects and , and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (exceeding $50,000) does exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then the Purchase Price shall be adjusted only by the amount of the excess.

Section 5.05No Warranty Regarding Environmental Matters.

  SELLERS WILL CONVEY THE ASSETS TO BUYER WITHOUT ANY WARRANTY OF ANY KIND WITH RESPECT TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL DEFECTS, EXPRESS, STATUTORY OR IMPLIED, NOT EVEN FOR RETURN OF THE PURCHASE PRICE.  BUYER’S SOLE REMEDY FOR ENVIRONMENTAL DEFECTS OR OTHER ENVIRONMENTAL MATTERS IS THE ENVIRONMENTAL DEFECT PROCEDURE UNDER THIS Article V.

Section 5.06Physical Condition of the Assets

.  Buyer acknowledges that the Assets have been used by Sellers for oil and gas drilling and production operations and related field operations, and that physical changes in the Assets (or adjacent lands) may have occurred as a result of those uses.  In this regard, the Assets may also contain unplugged or improperly plugged wells, wellbores or buried pipelines or other equipment, whether or not of a similar nature, the locations of which may not now be known by Sellers or be readily apparent by a physical inspection of the property.  Buyer understands that Sellers do not have the requisite information with which to determine the exact condition of the Assets or the effect that any such use has had on the physical

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condition of the Assets, and Sellers do not make any representation or warranty with respect to those matters and, subject to Buyer’s remedies available for Environmental Defects under this Article V, Buyer expressly assumes all liability for those matters (INCLUDING THOSE RESULTING FROM A SELLERS INDEMNITEE’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

Section 5.07NORM

.  Buyer acknowledges that some oilfield production equipment comprising the Assets may contain asbestos and/or naturally occurring radioactive material (“NORM”).  In this regard, Buyer specifically acknowledges that NORM may affix or attach itself to the inside of wellbores, materials and equipment as scale or in other forms, and that wells, materials and equipment comprising the Assets or located on a Lease may contain NORM and that NORM containing materials may have been disposed of on a Lease.  Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets if and where they may be found, and subject to Buyer’s remedies available for Environmental Defects under this Article V, Buyer assumes Sellers’ liability for or in connection with the assessment, remediation, removal, transportation or disposal of any such materials present on the Assets at or after the Effective Time in accordance with all requirements of any Governmental Authority (INCLUDING THOSE RESULTING FROM A SELLERS INDEMNITEE’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

Article VI
Representations and Warranties of Sellers

Inclusion of a matter on a Schedule to a representation or warranty which addresses matters possibly having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule or Exhibit to this Agreement for purposes of information only. Nothing in the Schedules of Sellers is intended to broaden the scope or effect of any representation or warranty contained in the Agreement.  Nothing in the Schedules constitutes an admission of any liability or obligation to any third person, or an admission to any third person against the interest of Sellers.  Descriptions of or references to particular contracts, agreements, notices and other documents herein are qualified in their entirety by reference to such documents. Certain sections of the Agreement may be qualified by the matters set forth in the related Schedule, and the disclosure of any fact or item in any of the Schedules shall, should the existence of such fact or item be relevant to any other of the Schedules or sections in the Agreement, be deemed to be disclosed with respect to that other section or Schedule. In disclosing information pursuant to the Schedules, Sellers do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine. Subject to the foregoing, the disclaimers and waivers contained herein and the other terms and conditions of this Agreement, each Seller severally represents and warrants to Buyer as follows as to the Assets sold or to be sold by such Seller under this Agreement:

Section 6.01Seller’s Existence

.   Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware or the State of Texas as shown

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in the opening paragraph of this Agreement, and has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 6.02Legal Power

.  Seller has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Seller.  The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a)any provision of Seller’s governing documents;

(b)any material agreement or instrument to which Seller is a party or by which Seller or the Assets are bound; or

(c)any judgment, order, ruling or decree applicable to Seller as a party in interest or any Law applicable to Seller’s interest in any of the Assets, except (i) as would not, individually or in the aggregate, have a Material Adverse Effect, or (ii) as to rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Authorities where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof.

Section 6.03Execution

.  The execution, delivery and performance of this Agreement and the transactions it contemplates for Seller are duly and validly authorized by the requisite action, as applicable, on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents this Agreement requires be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing those other documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04Brokers

.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05Bankruptcy

.  There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

Section 6.06Proceedings

.  There is no suit, action, claim, investigation or inquiry by any Person or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller or the Assets, or any of them, that has materially affected or will materially affect Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 6.07Royalties.

  To Seller’s Knowledge, during the Seller Ownership Period all rentals, royalties and other payments due under the Subject Interests have been paid in all material

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respects, except those amounts included in the Suspense Amounts and where failure to so pay would not have a Material Adverse Effect.  The term “Seller Ownership Period” means, with respect to each Asset, the period beginning on the date Seller acquired ownership of the Asset and ending at the Effective Time.

Section 6.08Taxes.

  To Seller’s Knowledge, during the Seller Ownership Period, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds of production that have become due and payable have been paid in all material respects prior to becoming delinquent, unless contested in good faith.

Section 6.09Contracts.

  Except for defaults and other matters as would not, individually or in the aggregate, have a Material Adverse Effect, and to Seller’s Knowledge, (a) all of Seller’s Material Contracts (i) are in full force and effect, and (ii) Seller is not in default with respect to any of Seller’s material obligations under any of them, and (b) all agreements for the sale of Hydrcarbons produced from the Assets that meet the definition of Material Contracts are listed on Schedule 6.09.

Section 6.10Governmental Authorizations.

  Except as set forth on Schedule 6.10, except for failures to obtain or maintain as would not, individually or in the aggregate,  have a Material Adverse Effect and to Seller’s Knowledge, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications for any of them (the “Governmental Authorizations”) that are presently necessary or required by Seller for Seller’s ownership and operation of the Assets as currently owned and operated by Seller (excluding matters arising under Environmental Laws or relating to Taxes, which are addressed exclusively under Article V and Section 6.08, respectively).

Section 6.11No Violations of Laws.

  To Seller’s Knowledge and except as set forth on Schedule 6.11 or Schedule 6.13, Seller has not violated any applicable Law (excluding Environmental Laws and Laws relating to Taxes, which are addressed exclusively under Article V and Section 6.08, respectively) with respect to the ownership and operation of the Assets, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect.

Section 6.12No Prepayments.

  There have been no advance, take or pay or other prepayments received by Seller with respect to Seller’s interest in the Assets that would obligate

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Buyer to deliver Hydrocarbon production from the Assets after the Effective Time without receiving full payment.

Section 6.13Mechanical Integrity.

  To Seller’s Knowledge and except as set forth on Schedule 6.13, the wells set forth on Schedule 6.13 have maintained mechanical integrity and are capable of passing any mechanical integrity tests mandated by Law.

Section 6.14Preferential Purchase Rights.

  Except as set forth on Schedule 6.14, to Seller’s Knowledge, none of the PPRs are triggered by, or would require notice to be delivered as a result of, the execution and delivery or consummation of this Agreement.

Article VII
Representations and Warranties of Buyer

Buyer represents and warrants to Sellers that:

Section 7.01Buyer’s Existence.

  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is qualified to conduct business and in good standing in the State in which the Assets are located.  Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 7.02Legal Power.

  Buyer has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Buyer. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(i)any provision of Buyer’s limited partnership agreement or other governing documents;

(ii)any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(iii)any judgment, order, ruling or decree applicable to Buyer as a party in interest or any Law applicable to Buyer.

Section 7.03Execution.

  The execution, delivery and performance of this Agreement and the transactions it contemplates for Buyer are duly and validly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents this Agreement requires be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at the Closing those other documents will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.04Brokers.

  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or

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on behalf of Buyer or any Affiliate of Buyer for which Sellers have or will have any liabilities or obligations (contingent or otherwise).

Section 7.05Bankruptcy.

  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer.

Section 7.06Proceedings.

  There is no suit, action, claim, investigation or inquiry by any Person or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 7.07Qualifications.

  Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets and has, and shall maintain, all necessary bonds to own and operate the Assets.

Section 7.08Investment.

  Buyer is an “accredited investor,” as that term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution in violation of the Securities Act of 1933, as amended, and the rules and regulations under that statute, any applicable state blue sky laws or any other applicable securities laws.  Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

Section 7.09Funds.

  Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as provided in this Agreement and otherwise to perform its obligations under this Agreement.

Section 7.10Independent Investigation.

  Buyer is an experienced and knowledgeable investor in the oil, gas and mineral resources industry that has previously expended substantial amounts in the acquisition and development of oil, gas and mineral properties. Before entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and their value. Buyer is knowledgeable of the usual and customary practices of producers such as Sellers, including reliance on the advice of experts (e.g., reservoir and facility engineers, attorneys, tax advisors, accountants, valuation specialists and environmental consultants), and it has had (or will have before Closing) access to the Assets, the officers and employees of Sellers, and the books, records and files of Sellers relating to the Assets, and in making the decision to enter into this Agreement Buyer has relied, and in making the decision to consummate the transactions contemplated by this Agreement Buyer will rely, solely on the basis of its own independent due diligence investigation of the Assets, upon the express

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representations and warranties in Article VI and upon the covenants of Sellers in this Agreement, and not on any other representations, warranties or covenants of Sellers or any other Person or entity.

Article VIII
Tax-Deferred Exchange

Section 8.01Election.

  At or before the Closing, Sellers may elect, by notice to Buyer, to effect a tax-deferred exchange, pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), of those Assets it owns and is transferring for other qualifying properties in accordance with this Article VIII; provided, however, that notwithstanding anything to the contrary in this Article VIII, under no circumstances shall the consummation of the transactions contemplated by this Agreement be delayed, directly or indirectly, as a result of any such tax-deferred exchange.

Section 8.02Qualified Intermediary.

  If Sellers make a tax-deferred exchange election under this Article VIII, Sellers may elect, by notice to Buyer delivered on or before the Closing Date, to have all or a portion of the Purchase Price paid to a qualified intermediary.

Section 8.03Additional Costs.

  If Sellers make a tax-deferred exchange election under this Article VIII, Buyer shall not be required to incur any additional cost, liability or obligation.

Section 8.04Indemnification.

  If Sellers make a tax-deferred exchange election, it shall release, indemnify, defend and hold harmless Buyer from any responsibility or liability related to such election.

Article IX
Sellers’ Conditions to Close

The obligations of Sellers to consummate the transaction provided for in this Agreement (at Closing or any delayed closing) are subject, at the option of Sellers, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01Representations.

  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of those dates.

Section 9.02Performance.

  Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.03Pending Matters.

  No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement; provided, however, the Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of PPRs seeking to enforce such rights with respect to the Assets.  The Assets subject to such suits, actions or other proceedings brought by holders of PPRs shall be excluded from the initial Closing and treated, for purposes of this Agreement only, as though the PPR(s) had been exercised prior to Closing pursuant

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to Section 4.07(b) and Section 4.07(c) pending the completion of such suits, actions or other proceedings.

Section 9.04Closing of Mid-Con-As-Seller PSA.

  The closing of the transaction contemplated that certain Purchase and Sale Agreement dated the same date as this Agreement among Scout Energy Group IV, LP, as “Buyer”, and Buyer, as “Seller” (the “Mid-Con-As-Seller PSA”), shall occur contemporaneously with the closing of the transaction contemplated by this Agreement (or, in the case of a delayed closing, prior to such delayed closing).

Article X
Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for in this Agreement (at Closing or any delayed closing) are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 10.01Representations.

  The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of those dates.

Section 10.02Performance.

  Sellers shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by Sellers at or prior to the Closing.

Section 10.03Pending Matters.

  No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement; provided, however, the Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of PPRs seeking to enforce such rights with respect to the Assets.  The Assets subject to such suits, actions or other proceedings brought by holders of PPRs shall be excluded from the initial Closing and treated, for purposes of this Agreement only, as though the PPR(s) had been exercised prior to Closing pursuant to Section 4.07(b) and Section 4.07(c) pending the completion of such suits, actions or other proceedings.

Section 10.04Closing of Mid-Con-As-Seller PSA.

  The closing of the transaction contemplated the Mid-Con-As-Seller PSA shall occur contemporaneously with the closing of the transaction contemplated by this Agreement (or, in the case of a delayed closing, prior to such delayed closing).

Article XI
Purchase Price Allocation and Tax Matters

Section 11.01Purchase Price Allocation.

  The Unadjusted Purchase Price has been allocated among the Assets by Buyer as set forth in Exhibit B-1.  Buyer represents that the Allocated Values constitute reasonable and good faith allocations of the Unadjusted Purchase Price among the

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Assets.  Sellers and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Unadjusted Purchase Price pursuant to this Agreement.

Section 11.02Transfer Taxes.

  Buyer shall be responsible for the timely payment of, and shall indemnify, defend and hold harmless Sellers Indemnitees from and against, all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement, including any and all legal costs associated with them.  Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to any such Transfer Taxes; provided, however, that Sellers shall cooperate with Buyer and take any action reasonably requested by Buyer which does not cause Sellers to incur any cost or inconvenience to minimize any such Transfer Taxes.  For purposes of this Agreement, the term “Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

Article XII
The Closing

Section 12.01Time and Place of the Closing.

  If the conditions referred to in Article IX and Article X of this Agreement have been satisfied or waived in writing, and subject to any extensions pursuant to Section 13.01(g) or by written agreement of the Parties or as the Parties otherwise may agree in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sellers, whose address is 4901 LBJ Freeway, Suite 300, Dallas, Texas 75244, or at such other place reasonably designated by Sellers, on March 28, 2019 at 9:00am Central Time (the “Closing Date”); provided, however, that for any delayed closings under Section 12.06, the Closing and Closing Date will be on the actual date on which the delayed closing occurs, but the Effective Time of any delayed closing shall be the same as for the Assets transferred at the original Closing.

Section 12.02Adjustments to Purchase Price at the Closing.

(a)At the Closing, the Purchase Price shall be increased by the following amounts:

(i)an amount equal to all prepaid ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Assets, and any prepaid costs, including rentals and insurance premiums, insofar as such prepaid taxes and costs relate to periods of time after the Effective Time;

(ii)an amount equal to all operating and capital costs and expenses (including without limitation rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead charges allowable under applicable accounting procedures (COPAS), and including any charges incurred by Sellers as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) to the extent paid to a Third Party by Sellers (but not Sellers’ own overhead related to

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operated or non-operated Assets, which shall not be reimbursable hereunder) that are attributable to the Assets and attributable to the period of time from and after the Effective Time;

(iii)all increases to the Purchase Price for Title Benefits provided in Section 4.09;

(iv)the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the sales connection or upstream of the applicable sales meter as of the Effective Time;

(v)all proceeds actually paid to Buyer from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues paid to Buyer that arise out of the ownership or operation of the Assets prior to the Effective Time;

(vi)an amount equal to all Taxes (other than income taxes, ad valorem, property and similar taxes) that are incurred and paid by Sellers in connection with the ownership or operation of the Assets from and after the Effective Time; and

(vii)any other amounts provided for in this Agreement or agreed by Buyer and Sellers (including any amounts that Buyer expressly approves in writing (or is deemed to have approved) in accordance with Section 15.01).

(b)At the Closing, the Purchase Price shall be decreased by the following amounts:

(i)an amount equal to all unpaid ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Assets insofar as such unpaid Taxes relate to periods of time prior to the Effective Time, which amount shall, to the extent not actually assessed, be computed based on such Taxes and assessments for the preceding taxable year (such amount to be prorated for the period of Sellers’ ownership prior to the Effective Time);

(ii)all proceeds actually collected by Sellers, or which at the time of Closing can be reasonably estimated, from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues paid to Sellers that arise out of the ownership or operation of the Assets after the Effective Time;

(iii)an amount equal to all operating and capital costs and expenses (including without limitation rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead charges allowable under applicable accounting procedures (COPAS), and including any charges incurred by Sellers as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) to the extent paid by Buyer that are attributable to the Assets and attributable to the period of time prior to the Effective Time;

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(iv)the Allocated Value of any Subject Interest covered by an exercised PPR pursuant to Section 4.07(b);

(v)all reductions in the Purchase Price for Title Defects provided in Article IV and for Environmental Defects provided in Article V;

(vi)an amount equal to the Suspense Amounts relative to the Assets for which Buyer has assumed responsibility under Section 16.02; and

(vii)any other amount provided for in this Agreement or agreed by Buyer and Sellers.

(c)The adjustments described in Section 12.02(a) and (b) above are referred to as the “Purchase Price Adjustments.”  To the extent that the amount of any Purchase Price Adjustment is not determinable with certainty by Sellers prior to the Closing, the amount of such Purchase Price Adjustment shall be determined by Sellers based upon Sellers’ estimate.

Section 12.03Closing Statement.

  Not later than the fifth (5th) Business Day prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the “Closing Statement”) of (a) the estimated Purchase Price Adjustments, and (b) a credit for the Deposit as described in Section 3.02(b).  At the Closing, Buyer shall pay the Purchase Price as so estimated to Sellers in immediately available federal funds, as adjusted by the Purchase Price Adjustments and the credit for the Deposit reflected on the Closing Statement.

Section 12.04Actions of Sellers at the Closing.

  At the Closing (or any delayed closing, as applicable), Sellers shall:

(a)execute, acknowledge and deliver to Buyer the Assignment, in sufficient counterparts for filing in each appropriate county, and such other instruments (in form and substance agreed by Buyer and Sellers) as may be reasonably necessary to convey the Assets to Buyer, including appropriate state and federal assignments of record title and operating rights;

(b)execute and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time;

(c)execute and deliver to Buyer the Closing Statement;

(d)subject to the provisions of Section 14.03 regarding the Records, deliver to Buyer possession of the Assets;

(e)deliver to Buyer a certificate under Section 1445(b)(2) of the Code executed by Sellers, providing that each Seller is not a foreign Person;

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(f)execute and deliver to Buyer appropriate change of operator forms on those Assets operated by Sellers or Sellers’ Affiliates;

(g)deliver to Buyer recorded or recordable releases of all mortgage liens, security interests and financing statements granted by Sellers or any Affiliate of Sellers that encumber the Assets, including that mortgage recorded in Osage County, Oklahoma benefitting BOKF NA as Administrative Agent for the Secured Parties named therein;

(h)cause Fairfax to deliver to Buyer appropriate deeds (to the extent Fairfax owns real property), assignments of right of way and other assignments and bills of sale in form and substance reasonably satisfactory to Buyer conveying the Assets described in Section 2.02(i) to Buyer;

(i)cause Sellers’ Affiliate, Scout Energy Partners IV-B, LP, a Delaware limited partnership (“SEP IV-B”), to execute and deliver a reconveyance to Scout Energy Group IV, LP of any interest previously assigned to or otherwise obtained by SEP IV-B in the Subject Interests or in any way relating to the Assets;

(j)cause Sellers’ Affiliate, Scout Energy Partners I-B, LP, a Delaware limited partnership (“SEP I-B”), to execute and deliver a reconveyance to Scout Energy Group I, LP of any interest previously assigned to or otherwise obtained by SEP I-B in the Subject Interests or in any way relating to the Assets;

(k)deliver to Buyer written agreements or amendments executed by the appropriate parties, in form and substance reasonably satisfactory to Buyer, that amend and restate, or replace, 1) that certain letter agreement dated November 1, 2018 among Riviera Upstream, LLC, f/k/a Linn Energy Holdings, LLC and Rivera Operating, LLC, f/k/a Linn Operating, LLC (collectively, “Riviera”), and Scout Energy Group IV, LP (“SEP IV”), and 2) that certain letter agreement dated November 1, 2018 among Riviera, SEP IV and Coffeeville Resources (collectively, the “Osage Payment Letters”); such amendments or agreements shall add Buyer as a party, along with the other parties named in this paragraph, and shall provide that any revenue from the Assets that purchasers of production refuse to pay directly to Buyer due to pending approval from the Bureau of Indian Affairs (“BIA”) or the like shall be paid to another party for the benefit of Buyer, and that such funds shall then in turn be paid to Buyer; provided, however, that if, despite Sellers’ reasonable efforts, Seller is unable to obtain the joinder of third parties in such agreements, this deliverable may be fulfilled by a written agreement from Sellers, in form and substance reasonably satisfactory to Buyer, to promptly forward to Buyer all revenue Sellers receive from the Assets due to a delay in BIA approval of the transfer of such Assets to Buyer;

(l)deliver to Buyer written agreements from Sellers and any other appropriate parties, in form and substance reasonably satisfactory to Buyer, to give Buyer similar benefits as those set forth above in Section 12.04(k) for any other Assets that are subject to BIA approval, but are not expressly covered by the Osage Payment Letters, including any Asset that is then covered by the Osage Payment Letters but later becomes no longer covered by the Osage Payment Letters, in each case until such time as the BIA has approved the transfer of such Assets to Buyer; provided, however, that if, despite Sellers’

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reasonable efforts, Seller is unable to obtain the joinder of third parties in such agreements, this deliverable may be fulfilled by a written agreement from Sellers, in form and substance reasonably satisfactory to Buyer, to promptly forward to Buyer all revenue Sellers receive from the Assets due to a delay in BIA approval of the transfer of such Assets to Buyer;

(m)deliver to Buyer consents (to the extent that consents to assignment are required and may not be unreasonably withheld) and assignments of the leases of the field offices described in Schedule 2.02(e), in form and substance reasonably satisfactory to Buyer;

(n)deliver to Buyer a Closing Certificate dated as of the Closing Date, executed by Sellers or by an executive officer of Sellers or of Sellers’ general partner, as applicable, certifying that all of the conditions set forth in Section 10.01 and Section 10.02 have been satisfied;

(o)execute and deliver to the Escrow Agent a joint instruction letter of the Parties, requesting that the Deposit be delivered to Sellers; and

(p)execute, acknowledge and deliver any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement as may be reasonably requested by Buyer.

Section 12.05Actions of Buyer at the Closing.

  At the Closing (or any delayed closing, as applicable), Buyer shall:

(a)deliver to Sellers the Purchase Price in immediately available federal funds (with the adjustments and credits provided in Section 12.03) by wire transfer to accounts designated by notice to Buyer from Sellers on or before the second Business Day before the Closing;

(b)execute and deliver to Sellers the Closing Statement;

(c)deliver to Sellers written evidence of Buyer’s compliance with the qualification and bonding requirements of Section 7.07;

(d)deliver to Sellers a Closing Certificate dated as of the Closing Date, executed by an executive officer of Buyer, certifying that all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied;

(e)execute and deliver to the Escrow Agent a joint instruction letter of the Parties, requesting that the Deposit be delivered to Sellers;

(f)subject to the provisions of Section 14.03 regarding the Records, take possession of the Assets; and

(g)execute, acknowledge and deliver the Assignment and any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement.

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Section 12.06Delayed Closings.

  If any Assets are required to be conveyed to Buyer after Closing under Section 4.05(a)(iii) or Section 5.04(a)(iii), then (a) such Assets shall be deemed to no longer be Excluded Assets and shall be Assets for all purposes under this Agreement, (b) such Assets shall be conveyed on the date that is ten (10) Business Days after the applicable Title Defect or Environmental Defect is cured by Sellers, (c) Sellers shall convey such Assets to Buyer at a delayed closing in accordance with this Article XII, subject to the terms and conditions of this Agreement and (d) simultaneously with such conveyance, Buyer shall pay to Sellers the Allocated Values, as adjusted by any Title Defect Value or Environmental Defect Value, for such Assets subject to adjustment pursuant to Section 12.02, solely to the extent not duplicative of any adjustments already made to the Purchase Price (unless the subject Title Defect Value or Environmental Defect Value is equal to or greater than the Allocated Value of any such retained Asset, in which event, Sellers may elect in their sole discretion, to permanently retain such Asset).

Article XIII
Termination

Section 13.01Right of Termination.

  This Agreement may be terminated at any time at or prior to the Closing:

(a)by written consent of Buyer and Sellers;

(b)by Sellers on the Closing Date if the conditions set forth in Section 9.01, Section 9.02 and Section 9.03 have not been satisfied in all material respects or waived by Sellers;

(c)by Buyer on the Closing Date if the conditions set forth in Section 10.01, Section 10.02 and Section 10.03 have not been satisfied in all material respects or waived by Buyer;

(d)by Sellers, by notice to Buyer on or after May 1, 2019, if the Closing shall not have occurred;

(e)by Buyer, by notice to Sellers on or after May 1, 2019, if the Closing shall not have occurred;

(f)by Buyer or Sellers if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated by this Agreement;

(g)by Buyer or Sellers if (i) the aggregate amount of the Purchase Price Adjustments agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to Title Defect Values attributable to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits and for all exercised PPR’s) determined in accordance with Article IV, plus (ii) the aggregate amount of the Purchase Price Adjustments agreed to by the Parties or otherwise finally determined pursuant to this Agreement with respect to Environmental Defect Values attributable to all uncured Environmental Defects determined in accordance with Article

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V, exceeds fifteen percent (15%) of the Unadjusted Purchase Price; provided, however, that if a Dispute regarding the existence or value of any of the foregoing is subject to resolution in accordance with Article XVIII, and if Sellers and Buyer agree to postpone the Closing Date in order to seek such resolution before Closing, then no Party may terminate this Agreement pursuant to this Section 13.01(g), until each such Dispute is resolved; or

(h)by Buyer or Sellers on the Closing Date if the conditions set forth in Section 9.04 and Section 10.04 have not been satisfied in all material respects or waived by Buyer and Sellers;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (h) above if that Party is at the time in material breach of any provision of this Agreement or the Mid-Con-As-Seller PSA.

Section 13.02Remedies and Effect of Termination.

  If the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 13.01, then except as provided in this Section 13.02 and in Section 4.01, Section 5.01, Section 13.03, Section 13.04, Section 13.05 and Section 18.05, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that a Party shall continue to be liable for any breach of this Agreement or any liability that has accrued prior to the date of termination or results from any event occurring prior to termination.  Notwithstanding anything to the contrary contained in this Agreement other than Buyer’s right pursuant to Section 13.02(b)(i) if elected, upon any termination of this Agreement pursuant to this Article XIII, Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any person without any restriction under this Agreement or claim by Buyer hereunder.  Termination of this Agreement shall not affect the Parties’ rights or obligations under the Confidentiality Agreement.

(a)If Sellers have the right to terminate this Agreement pursuant to Section 13.01(b) and Sellers are ready, willing and able to perform its obligations under Section 13.01(c), and Buyer nevertheless elects not to close the transactions contemplated by this Agreement, then Sellers shall be entitled to terminate this Agreement.

(b)If Buyer has the right to terminate this Agreement pursuant to Section 13.01(c) and Buyer is ready, willing and able to perform its obligations under Section 12.05, and Sellers nevertheless elects not to close the transactions contemplated by this Agreement, then Buyer shall be entitled to (i) seek the specific performance of Sellers hereunder, or (ii) terminate this Agreement.

Section 13.03Termination Damages.

(a)If this Agreement is terminated by Sellers as provided in Section 13.01(b) based upon Buyer wrongfully failing to tender performance at Closing or otherwise breaching this Agreement (but expressly excluding the conditions set forth in Section 9.03 or Section 9.04), then Buyer shall cause the Deposit to be delivered to Sellers within three (3) Business Days following such termination as liquidated damages on account of such termination, which remedy upon such a termination by Sellers shall be the sole and

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exclusive remedy available to Sellers.  Buyer and Sellers acknowledge and agree that (i) Sellers’ actual damages upon such a termination would be difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages, and (iii) such liquidated damages do not constitute a penalty.

(b)If this Agreement is terminated as provided in Sections Section 13.01(a), (c), (d), (e), (f) or (g), or as provided in Section 13.01(b) based on one of the conditions set forth in Section 9.03 or Section 9.04 not being fulfilled, then within five (5) Business Days after termination Sellers shall cause the Deposit to be delivered to Buyer.

(c)If this Agreement is terminated as provided in Section 13.01(h) and: (A) the sellers under the Mid-Con-As-Seller PSA are entitled to receive the deposit under the Mid-Con-As-Seller PSA pursuant to Section 13.03(a) thereof, then within five (5) Business Days after termination Sellers shall cause the Deposit to be delivered to Buyer, (B) the buyer under the Mid-Con-As-Seller PSA is entitled to receive the deposit under the Mid-Con-As-Seller PSA pursuant to Section 13.03(b) thereof based on a termination or failure to close of the Mid-Con-As-Seller PSA pursuant to Section 13.01(c), then then within five (5) Business Days after termination Buyer shall cause the Deposit to be delivered to Sellers, or (C) the buyer under the Mid-Con-As-Seller PSA is entitled to receive the deposit under the Mid-Con-As-Seller PSA pursuant to Section 13.03(b) thereof based on a termination or failure to close of the Mid-Con-As-Seller PSA pursuant to Section 13.01(a), (d), (e), (f) or (g), then then within five (5) Business Days after termination Sellers shall cause the Deposit to be delivered to Buyer.

Section 13.04Return of Documents and Confidentiality.

  Upon any termination of this Agreement, Buyer shall within ten (10) Business Days following such termination return to Sellers all title, engineering and other data, reports, maps and other information furnished by Sellers or any Affiliates or Advisors of Sellers to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, together with all copies of the foregoing, and an officer of Buyer shall certify same to Sellers in writing.

Section 13.05Damages.

  Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless they are a part of a Third Party claim for which a Party is entitled to indemnification under this Agreement, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XIV
Post-Closing Obligations

Section 14.01Gas Imbalances.

  The Gas Imbalances attributable to the Subject Interests as of January 1, 2019, of which Sellers have Knowledge are set forth on Schedule 14.01 (the “Agreed Imbalance”).  For purposes of this Agreement, “Gas Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to gas produced from or allocated to the Subject Interests, regardless of whether such over-production or under-production, imbalance or make-up obligation arises at the wellhead, pipeline, gathering system, transportation or

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other location and regardless of whether the same arises under contract or by operation of Law.  Buyer and Sellers shall jointly verify the actual net gas imbalances as of the Effective Time in the Accounting Statement and any Agreed Imbalance shall be accounted for between the Parties in the Accounting Statement, and the Purchase Price shall be adjusted therefor at the price per MMBtu of $1.50.  This adjustment shall become final upon the Final Settlement Date, and no Party afterwards shall make claim upon the other Parties concerning the Gas Imbalances.  BUYER ASSUMES ALL RIGHTS AND LIABILITIES RELATING TO GAS IMBALANCES DISCOVERED AFTER THE FINAL STATEMENT INCLUDING ANY REVENUE ADJUSTMENT CAUSED BY SUCH SUBSEQUENTLY DISCOVERED GAS IMBALANCES AND AGREES TO DEFEND AND INDEMNIFY SELLERS INDEMNITEES FROM AND AGAINST ANY CLAIM, BY ANYONE, ARISING OUT OF SUCH GAS IMBALANCES REGARDLESS OF A SELLERS INDEMNITEE’S NEGLIGENCE OR FAULT (INCLUDING STRICT LIABILITY).

Section 14.02Final Accounting Statement.

(a)On or before the ninetieth (90th) day after the Closing Date, Sellers shall prepare and deliver to Buyer a revised Closing Statement setting forth a detailed calculation of the actual Purchase Price Adjustments (the “Accounting Statement”).  The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date, including any Gas Imbalances, and the allocation of revenues and expenses as determined in accordance with Section 12.02.  Sellers shall provide Buyer such data and information as Buyer reasonably may request supporting the amounts reflected on the Accounting Statement to permit Buyer to agree to the Accounting Statement.  The Accounting Statement shall become final and binding on the Parties on the thirtieth (30th) day following receipt by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Sellers prior to that date, and upon such Notice of Disagreement, the Accounting Statement will be final and binding with respect to all matters other than those specified in the Notice of Disagreement.  Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Sellers in a timely manner, then the Parties shall resolve the Dispute evidenced by the Notice of Disagreement in accordance with Article XVIII.

(b)If the amount of the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing, then Buyer shall pay to Sellers the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable).  If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Sellers shall refund to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable).  For purposes of this Agreement, the term “Final Statement” means (i) the final Accounting Statement as

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finalized pursuant to Section 14.02(a), or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the final Accounting Statement reflecting those resolutions.

(c)The Parties agree that any and all payments pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 14.03Records.

  Sellers shall make the Records available to be picked up by Buyer at the offices of Sellers as shown in Section 19.12 during normal business hours within fifteen (15) Business Days after the Closing to the extent the Records are in the possession of Sellers and are not subject to contractual restrictions on transferability.  Sellers shall have the right to retain copies of any of the Records and the rights granted under Section 19.04.

Section 14.04Further Cooperation.

  After the Closing Date, Sellers and Buyer, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other reasonably may request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party under this Agreement and to have all expenditures to be made with respect to the Assets be made by the proper Party under this Agreement.  To the extent a Party receives funds after the Closing Date, other than funds described in and allocated pursuant to Section 12.02(a) or (b), to which another Party is entitled, the receiving Party will promptly, but in any event no later than ten (10) days after receipt, transfer such funds to the Party so entitled.  To the extent a Party receives any invoice or statement after the Closing Date that is the responsibility of another Party, the receiving Party will promptly, but in any event no later than ten (10) days after receipt, send the invoice or statement to the appropriate Party.

Section 14.05Solicitation of Employees.

  Notwithstanding anything in the Confidentiality Agreement to the contrary (including Section 13 and Section 15 of the Confidentiality Agreement), Buyer shall be permitted, from and after the date of this Agreement, to solicit for employment and/or hire any employees listed on Schedule 14.05, subject to providing Sellers advance notice before contacting any such employee.

Article XV
Operation of the Assets

Section 15.01Operations.

  From and after the date of this Agreement until the Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer (which consent will be conclusively presumed to have been given as of 5:00 p.m. Central Time on the third (3rd) Business Day following notice to Buyer requesting the consent unless Buyer has notified Sellers in writing that it does not consent), or in situations in which emergency action is taken in the face of risk to life, property or the environment, Sellers shall:

(a)operate and maintain the Subject Interests operated by Sellers or an Affiliate of Sellers in the usual, regular and ordinary manner consistent with past practice;

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(b)except to the extent necessary to maintain a Lease, not enter into a material Contract, or materially amend or change the terms of any such Contract that would involve individual commitments of more than $50,000, net to the Working Interest of Sellers;

(c)Except to the extent necessary or advisable to maintain a Lease or avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any well located on the Leases, nor commence any drilling, reworking or completing or other operations on the Leases which requires estimated expenditures exceeding $50,000, net to the Working Interest of Sellers, for each operation (except for emergency operations) without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the terms of this paragraph (c) shall not apply to any expenditures of Sellers which will not be charged to Buyer;

(d)unless required by Law or a Governmental Authority, not plug or abandon any well located on the Subject Interests that is identified on Exhibit B as producing;

(e)not transfer, sell, mortgage, farmout, hypothecate, pledge or otherwise dispose of any material portion of the Subject Interests other than the sale and/or disposal of Hydrocarbons in the ordinary course of business;

(f)not release, terminate or materially amend any Lease, Easement, or communitization, unitization or pooling agreement;

(g)not voluntarily relinquish its position as Operator to anyone other than Buyer with respect to any of the operated Assets; and

(h)to the extent Sellers have Knowledge thereof, provide Buyer with written notice of (i) any claims, demands, suits or actions made against Sellers which materially affect the Assets; or (ii) any proposal from a Third Party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

Section 15.02Limitations on the Operational Obligations and Liabilities of Sellers.

(a)Buyer acknowledges that Sellers own undivided interests in some or all of the Assets, and Buyer agrees that, as long as Sellers have voted Sellers’ interests in a manner that complies with the provisions of this Article XV, the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XV, nor shall any action required by a vote of working interest owners constitute such a violation.  To the extent that Sellers or an Affiliate of Sellers are not the operator of an Asset, the obligations of Sellers in this Article XV shall be construed to require that Sellers use reasonable efforts (without being obligated to incur any material expense or institute any cause of action) to cause the operator of that Asset to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(b)Notwithstanding anything to the contrary in this Article XV, Sellers shall have no liability to Buyer for, and Buyer agrees to release, defend, indemnify and hold

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harmless Sellers and Sellers’ shareholders, partners, members, managers, Affiliates, co-lessees, co-venturers and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, Affiliates, subsidiaries, successors, heirs and assigns (collectively, “Sellers Indemnitees”) from, the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (INCLUDING THOSE RESULTING FROM ANY OF THE SELLERS INDEMNITEES’ SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) to the extent that such payments relate to periods after the Effective Time.  In no event shall Buyer’s remedy for Sellers’ breach of Sellers’ obligations under this Article XV exceed the Allocated Value of the Subject Interest affected by such breach.

Section 15.03Operation of the Assets after the Closing.

  It is expressly understood and agreed that Sellers shall not be obligated to continue operating any of the operated Assets following the Closing, and Buyer assumes full responsibility for operating (or causing the operation of) all such Assets following the Closing.  Sellers do not warrant or guarantee that Buyer will become the operator of the operated Assets or any portion of the Assets, as such matter will be controlled by the applicable joint operating agreement(s).  Without implying any obligation on Sellers’ part to continue operating any operated Assets after the Closing, if Sellers elect to continue to operate any such Assets following the Closing at the request of Buyer or any Third Party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, the continued operation by Sellers shall be for the account of Buyer, at the sole risk, cost and expense of Buyer.  Buyer releases and agrees to indemnify, defend and hold harmless Sellers Indemnitees, as a part of the Assumed Obligations, from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM ANY OF THE SELLERS INDEMNITEES’ SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) with respect to (a) continued operations by Sellers, (b) Buyer’s assumption of operations from Sellers, and (c) compliance with the terms of any applicable joint operating agreement related to the election of a successor operator.

Section 15.04Change in Circumstances; Casualty Loss.

(a)Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until the Closing, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells and damage to and depreciation of property, including normal wear and tear.

(b)If after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat of any such destruction, taking or proceeding, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price, but subject to Section 15.04(c).  Sellers shall maintain or

{1919007;4}- 45 -

cause to be maintained Sellers’ existing insurance coverage with respect to the Assets from the date of this Agreement until Closing.

(c)Notwithstanding Section 15.04(a), in the event of any loss described in Section 15.04(b), at the Closing, Sellers shall pay to Buyer all sums paid to Sellers by Third Parties by reason of the destruction or taking of such Assets (up to the Allocated Value), including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Sellers in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking (with assignment, transfer and set over unto Buyer with respect to payments based on property value limited to the Allocated Value of the affected Asset).

Article XVI
Obligations and Indemnification

Section 16.01Retained Obligations.

  Provided that the Closing occurs and subject to Section 16.05, each Seller shall severally as to the Assets sold or to be sold by such Seller under this Agreement retain (but only to the extent Buyer has provided Sellers with a timely Claim Notice in accordance with Section 16.07 and not otherwise, and only to the extent the same do not constitute Permitted Encumbrances, Indemnified Title Defects, Assumed Environmental Obligations or Indemnified Environmental Defects) all Losses related to (a) the payment or improper payment of royalties or operating expenses by Sellers accruing under the Leases or related to the Assets prior to the Effective Time (other than an amount equal to the Suspense Amounts); (b) claims of Third Parties for personal injury, death or property damage to the extent such personal injury, death or property damage occurs prior to the Effective Time as a result of the operation of the Assets by Sellers or an Affiliate of Sellers; and (c) the mispayment or non-payment by Sellers of ad valorem, property, severance, production and similar Taxes attributable to the Assets prior to the Effective Time (collectively, the “Retained Obligations”).

Section 16.02Assumed Obligations.

  Provided that the Closing occurs, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation of the Assets (other than the Retained Obligations), whether attributable to periods before or after the Effective Time, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY OF THE SELLERS INDEMNITEES, including those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets; (b) Gas Imbalances; (c) payment of funds held in suspense for the benefit of Third Parties (it being agreed that, notwithstanding anything in this Agreement to the contrary, Buyer shall be solely responsible for the distribution of all suspended funds to Third Parties relating to the Assets to the extent there is a Purchase Price adjustment related to the interest of such Third Party(ies) interest pursuant to Section 12.02(b)(vi)); (d) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time; (e) obligations to properly plug and abandon or re-plug or re-abandon or remove or bury wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets; (f) the Assumed Environmental Obligations; (g) alleged Title Defects that are deemed to constitute Assumed Obligations under Article IV; (h) the

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Losses for which Buyer would be entitled to indemnification under Section 16.04 to the extent (I) Buyer does not provide Sellers with a Claim Notice complying with Section 16.07 on or before the date required by Section 16.05, or (II) such Losses are in excess of any limitations of Sellers’ liability under Section 16.05; and (i) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement; and (j) any Retained Obligation as to which Sellers do not have, or no longer has, an obligation to indemnify Buyer in accordance with the terms of this Agreement (collectively, the “Assumed Obligations”).

Section 16.03Buyer’s Indemnification.

  PROVIDED THAT THE CLOSING OCCURS, BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLERS INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING THOSE INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY OR PRE-EXISTING DEFECTS AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (COLLECTIVELY, THE “LOSSES” OR IN THE SINGULAR, A “LOSS”) AS A RESULT OF, ARISING OUT OF, OR RELATED TO (a) THE ASSUMED OBLIGATIONS, (b) ANY BREACH OF BUYER’S REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT; OR (c) ANY BREACH OF ANY COVENANT OR AGREEMENT OF BUYER IN THIS AGREEMENT, IN EACH CASE, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY OF THE SELLERS INDEMNITEES.

Section 16.04Sellers’ Indemnification.

  PROVIDED THAT THE CLOSING OCCURS, EACH SELLER SHALL SEVERALLY, as to the ASSETS SOLD OR TO BE SOLD BY such Seller UNDER THIS AGREEMENT, RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER AND BUYER’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES AND SUBSIDIARIES (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO (a) THE RETAINED OBLIGATIONS, (b) ANY BREACH OF SELLERS’ REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT; OR (c) ANY BREACH OF ANY COVENANT OR AGREEMENT OF SELLERS IN THIS AGREEMENT, IN EACH CASE, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES

Section 16.05Limitations on Sellers’ Indemnification Obligations.

  Notwithstanding anything to the contrary contained in this Agreement, (a) Sellers’ obligations under Section 16.04 shall apply only if and to the extent Buyer provides Sellers with a Claim Notice complying with Section 16.07 (i) as to Losses covered by Section 16.04(a) on or before the day occurring twelve (12) months after the Closing and (ii) as to Losses covered by Section 16.04(b) on or before the day occurring six (6) months after the Closing, (b) as to Losses covered by Section 16.04(b), Buyer shall bear sole responsibility for the aggregate Losses associated with all such claims up to a threshold percentage of one and one-third percent (1.33%) of the Unadjusted Purchase Price, it being intended by the Parties that Sellers be obligated only to the extent of those Losses that exceed one and one-third percent (1.33%) of the Unadjusted Purchase Price, and (b) Sellers’ aggregate liability under Section 16.04 is limited to an amount equal to twenty percent (20%) of the Unadjusted Purchase Price

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and Sellers’ liability pursuant to Section 16.04 shall terminate on the day occurring eighteen (18) months after Closing.  For the avoidance of doubt, Sellers shall not be liable under Section 16.04 for any Losses to the extent there has been a downward adjustment to the Purchase Price for such Losses under Section 12.02(b).

Section 16.06Exclusive Remedy.

  EFFECTIVE UPON CLOSING AND EXCEPT FOR (a) BUYER’S RIGHTS WITH RESPECT TO ANY INDEMNIFIED TITLE MATTER AND/OR INDEMNIFIED ENVIRONMENTAL MATTER, AND (b) BUYER’S RIGHTS WITH RESPECT TO THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, INDEMNIFICATION UNDER Section 16.03 AND Section 16.04, AS APPLICABLE, SHALL BE EACH PARTY’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY LOSSES OR CLAIM OF LOSSES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE DOCUMENTS EXECUTED AS PART OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, AND SELLERS’ LIABILITY SHALL BE SUBJECT TO THE PROCEDURES AND LIMITATIONS ON TIMING AND AMOUNT PROVIDED IN Section 16.05 AND IN Section 16.07.

Section 16.07Notices and Defense of Indemnified Matters.

(a)For purposes of this Section 16.07, the term “Indemnifying Party” when used in connection with particular Losses shall mean the party or parties having an obligation under this Article XVI to another party or parties with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the party or parties having the right to be indemnified or otherwise protected with respect to such Losses by another party or parties pursuant to this Agreement.

(b)To make a claim under any of Section 16.03 or Section 16.04, an Indemnified Party must notify the Indemnifying Party of its claim under this Section 16.07, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, however, that the failure of any Indemnified Party to give timely notice of a Claim as provided in this Section 16.07 shall relieve the Indemnifying Party of its obligations under Section 16.03 or Section 16.04 (as applicable) only to the extent that failure results in insufficient time being available to permit the Indemnifying Party to defend effectively against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim.

(c)In the case of a claim based upon a Claim, the Indemnifying Party, on or before the thirtieth (30th) day after its receipt of the Claim Notice, shall notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and before the expiration of this 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its

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interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)If the Indemnifying Party admits its liability to defend the Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement of the Claim.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 16.07.  Without the written consent of the Indemnified Party, an Indemnifying Party shall not (i) settle any Claim or consent to the entry of any judgment with respect to any Claim which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect any Claim in any manner that may materially and adversely affect the Indemnified Party.

(e)If the Indemnifying Party does not admit its liability to defend the Claim or admits its liability but fails diligently to prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability to defend the Claim and assume the defense of the Claim at any time prior to its settlement or final determination.  If the Indemnifying Party has not yet admitted its liability for a Claim defense, the Indemnified Party shall notify the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, on or before the tenth (10th) day following receipt of that notice (i) to admit in writing its liability for the Claim defense, and (ii) if liability is so admitted, to reject, in its reasonable judgment, the proposed settlement.

(f)In the case of a claim not based upon a Claim, the Indemnifying Party shall have ninety (90) days from its receipt of the Claim Notice (i) to cure the Losses complained of, (ii) to admit its liability for those Losses, or (iii) to dispute the claim for those Losses.  If the Indemnifying Party does not notify the Indemnified Party within this 90-day period that it has cured the Losses or that it disputes the claim for those Losses, the amount of those Losses shall conclusively be deemed a liability of the Indemnifying Party.

Section 16.08Sellers’ Liability Several, Not Joint.  NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR THE DOCUMENTS DELIVERED AT CLOSING, EACH SELLER SHALL BE LIABLE ONLY TO THE EXTENT THAT A LIABILITY OR CLAIM ENFORCEABLE PURSUANT TO

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THIS AGREEMENT RELATES TO THE ASSETS (OR PERCENTAGE THEREOF) SOLD OR TO BE SOLD BY SUCH SELLER UNDER THIS AGREEMENT.

.

Article XVII
Limitations on Representations and Warranties

Section 17.01Disclaimers of Representations and Warranties.

  The express representations and warranties of each Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.

Section 17.02Sale “As Is” “Where Is”.

  BUYER REPRESENTS THAT IT HAS INSPECTED, OR WILL HAVE THE OPPORTUNITY TO INSPECT, THE ASSETS AND IF CLOSING OCCURS, WILL ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS, AND BUYER FOREVER RELEASES SELLERS INDEMNITEES FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING, REGARDLESS OF WHETHER CAUSED BY OR ATTRIBUTABLE TO A SELLERS INDEMNITEE’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLERS’ OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE CLOSING.  WITHOUT LIMITING THE FOREGOING, BUYER WAIVES ANY RIGHT TO RECOVER FROM SELLERS INDEMNITEES AND FOREVER RELEASES AND DISCHARGES SELLERS INDEMNITEES AND AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLERS INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, INCLUDING ATTORNEYS’ FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING OR ANY LAW OR REGULATION APPLICABLE TO THE ASSETS, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. § 9601 et seq.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. § 6901 et seq.), THE CLEAN WATER ACT (33 U.S.C. §§ 466 et seq.), THE SAFE DRINKING WATER ACT (14 U.S.C. §§ 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 7401 et seq.), AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLERS’ OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE CLOSING, AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE STRICT LIABILITY OF A SELLERS INDEMNITEE OR TO THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF A SELLERS INDEMNITEE, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLERS INDEMNITEE PRIOR TO CLOSING.  NOTWITHSTANDING THE FOREGOING, BUYER AND SELLERS AGREE THAT THE PROVISIONS OF THIS

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Section 17.02 ARE ALSO SUBJECT TO AND LIMITED BY THE EXPRESS OBLIGATIONS OF SELLERS CONTAINED IN THIS AGREEMENT TO THE EXTENT THAT ANY OF THE FOREGOING RELATE TO INDEMNIFIED ENVIRONMENTAL DEFECTS.

Section 17.03DISCLAIMER REGARDING THE ASSETS.

  BUYER ACKNOWLEDGES THAT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY BUILDINGS, FACILITIES, WELLS, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL/MOVABLE PROPERTY CONSTITUTING PART OF THE ASSETS (COLLECTIVELY, THE “TANGIBLE PROPERTY”), INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF SELLERS AND BUYER THAT THE TANGIBLE PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  BUYER REPRESENTS TO SELLERS THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE TANGIBLE PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE TANGIBLE PROPERTY AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 17.04DISCLAIMER REGARDING INFORMATION.

  SELLERS HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES, AND ACKNOWLEDGES THAT SELLERS HAVE NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN, ELECTRONIC OR ORAL) NOW, IN THE PAST OR IN THE FUTURE FURNISHED TO BUYER BY OR ON BEHALF OF SELLERS OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

Article XVIII
Dispute Resolution

Section 18.01Scope; Appointment of Independent Expert.

  All disputes among the Parties regarding Title Defects, Title Defect Values, Environmental Defects, Environmental Defect Values, Title Benefits or calculation of the Final Statement or revisions thereto (“Disputes”) shall be

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exclusively and finally resolved pursuant to this Article XVIII.  If the Parties are unable to reach resolution as to any such outstanding Dispute within five (5) days following delivery of a written notice from either Buyer or Sellers to the other Party that Buyer or Sellers, as applicable, intends to submit such Dispute to the Independent Expert for resolution pursuant to this Article XVIII, then any Party may, by written notice to the other Parties (an “Election Notice”), elect to submit such Dispute to a single arbitrator (the “Independent Expert”), who shall be selected by mutual agreement of Buyer and Sellers within fifteen (15) days after the delivery of such Election Notice in accordance with following:

(a)in the case of any Dispute regarding Title Defects, Title Defect Values or Title Benefits, the Independent Expert shall be a title attorney with at least twenty (20) years’ experience in oil and gas titles involving properties in the regional area in which the Assets with respect to which such Title Defects or Title Benefits are alleged or with respect to which such Title Defect Values in dispute are located and who is licensed to practice law in the state in which such Assets are located;

(b)in the case of any Dispute regarding Environmental Defects or Environmental Defect Values, the Independent Expert shall be an environmental consultant with at least twenty (20) years’ experience involving properties in the regional area in which the Assets with respect to which such Environmental Defects are alleged or with respect to which such Environmental Defect Values in dispute are located;

(c)in the case of any Dispute regarding the calculation of the Final Statement or revisions thereto, the Independent Expert shall be a senior partner of an independent accounting firm mutually acceptable to Buyer and Sellers; and

(d)in the case of any Dispute, the Independent Expert shall not have had a substantial relationship with any Party or any Affiliate of any Party during the two (2) years prior to such selection;

provided that, in any case, in the absence of such agreement within fifteen (15) days of the delivery of the Election Notice, the Independent Expert shall be selected as would a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) notwithstanding the selection method and criteria set forth in clauses (a)-(d) above.

Section 18.02Additional Procedures.

  All proceedings under this Article XVIII shall be held in Dallas County, Texas, or such other location as may be agreed upon by the Parties, and shall be conducted in accordance with the Rules, to the extent such Rules do not conflict with the terms of this Article XVIII.  The Independent Expert’s final determination shall be made within twenty-one (21) days after submission of the matters in dispute to the Independent Expert, and the Independent Expert shall agree to comply with this schedule before accepting appointment.  In making its determination, the Independent Expert shall be bound by terms of this Agreement, to the extent applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Independent Expert are necessary to make a proper determination.  Additionally, the Independent Expert may consult with and engage disinterested advisors for advice, including without limitation petroleum engineers.  The Independent Expert, however, may not determine that (a) a Title Defect Value of a Title Defect is greater than the Title Defect Value claimed by Buyer in its applicable Title

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Defect Notice, (b) an Environmental Defect Value is greater than the Environmental Defect Value claimed by Buyer in its applicable Environmental Defect Notice, or (c) the value of a Title Benefit is greater than the amount claimed by Sellers.  The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Defect Values, Title Benefits, Environmental Defects or Environmental Defect Values, or calculation of the Final Statement or revisions thereto submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter.  Sellers and Buyer shall each bear their own legal fees and other costs.  Sellers and Buyer shall each bear one-half of the costs and expenses of the Independent Expert, including those which relate to any disinterested advisor utilized by the Independent Expert.

Section 18.03Waiver.

  Notwithstanding anything to the contrary in this Agreement, at any time Buyer may waive, by written notice to Sellers referencing this Section 18.03, any Title Defect, Title Defect Value, Environmental Defect or Environmental Defect Value previously asserted by Buyer.

Section 18.04Binding Nature.

  The decision and award of the Independent Expert with respect to any arbitration under this Article XVIII shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

Section 18.05Confidentiality.

  Except to the extent necessary to enforce a decision and award of the Independent Expert, to enforce other rights of the Parties hereunder, or as required by applicable law or the rules of any stock exchange on which the securities of any Party or any of their Affiliates are listed or are in the process of being listed, the Independent Expert and Parties, and their counsel, consultants and other representatives, shall maintain as confidential the fact any proceedings are ongoing, or have been completed, under this Article XVIII, any decision and award of the Independent Expert and all documents prepared and submitted by any Party, or its counsel, consultants and other agents and representatives, in connection with any proceedings under this Article XVIII. The confidentiality obligations in this Section 18.05 shall survive termination of this Agreement.

Article XIX
Miscellaneous

Section 19.01Names.

  As soon as reasonably possible after the Closing, but in no event later than the forty-fifth (45th) day after the Closing, Buyer shall at Buyer’s expense remove the name of Sellers and Sellers’ Affiliates, or any variations on them, from all of the operated Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the operated Assets, in a name other than the name of Sellers or any of Sellers’ Affiliates, or any variations of them.

Section 19.02Expenses.

  Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in

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connection with this transaction, and no Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 19.03Filings, Notices and Certain Governmental Approvals.

Promptly after Closing, Buyer shall at Buyer’s expense (a) record the Assignment of the Assets, all state/federal assignments and any lien releases related to the Assets executed or delivered at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies; (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator of the operated Assets; (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and the designation of Buyer as the operator of the operated Assets; and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer under this Agreement, that have not been obtained prior to Closing.  Buyer shall at Buyer’s expense promptly provide Sellers with copies of all filings, approvals and consents required pursuant to this Section 19.03.  Buyer shall take any and all action required by any Governmental Authority to obtain unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

Section 19.04Document Retention.

  As used in this Section 19.04, the term “Documents” means all files, documents, books, Records and other data delivered to Buyer by Sellers pursuant to the provisions of this Agreement (other than those that Sellers retained either the original or a copy of), including financial accounting and Tax records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date.  Buyer shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date (or for such longer period as may be required by Law), and shall allow Sellers or Sellers’ representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period.  Sellers shall have the right during such period to make copies of the Documents at Sellers’ expense.

Section 19.05Entire Agreement.

  This Agreement, the Confidentiality Agreement and the documents to be executed under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement, the Confidentiality Agreement and the documents to be entered into under this Agreement.  Any supplement, amendment, alteration, modification or waiver of this Agreement shall be binding only if executed in writing by the Parties and specifically referencing this Agreement.

Section 19.06Waiver.

  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other of its provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 19.07Construction.

  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  The Parties acknowledge that they have participated jointly in the negotiation and

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drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 19.08No Third Party Beneficiaries.

  Except as provided in Section 16.03, Section 16.04 and any other provisions in this Agreement relating to Buyer’s obligations to Sellers Indemnitees or Sellers’ obligations to Buyer Indemnitees, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 19.09Assignment.

  Except as otherwise provided in Article VIII, a Party may assign or delegate any of its rights or duties under this Agreement only with the prior written consent of the other Party, and any assignment made without such consent shall be void.  Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

Section 19.10Governing Law.

  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF OKLAHOMA, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

Section 19.11Jurisdiction.

  THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED (IF AT ALL) ONLY IN THE DISTRICT COURTS OF TEXAS IN DALLAS COUNTY OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS LOCATED IN DALLAS COUNTY, TEXAS.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 19.12Notices.

  Any notice, communication, request, instruction or other document required or permitted under this Agreement shall be given in writing and delivered in person or by courier, email or facsimile to the addresses of Sellers and Buyer set forth below. Any such notice shall be effective only upon receipt.

Buyer:	Mid-Con Energy Properties, LLC
2431 E. 61st, Suite 850
Tulsa, Oklahoma 74136
Attention: Chad McLawhorn III

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Email: CMcLawhorn@midcon-energy.com

Sellers:	SCOUT ENERGY GROUP IV, LP
4901 LBJ Freeway, Suite 300
Dallas, Texas 75244
Attention: Jon Piot
Email: jpiot@scoutep.com

Any Party may, by written notice so delivered to the other Party, change its address for notice purposes under this Agreement.  Unless a notice or election is expressly specific to an individual Seller, a notice by or to a Seller or an election by a Seller shall be deemed to relate to all Sellers to the extent each Seller sold or agreed to sell under this Agreement an interest in the Assets affected by such notice or election.

Section 19.13Severability.

  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 19.14Survival.

  The representations and warranties of Sellers set forth in Section 6.06 through Section 6.12 and the covenants and agreements of Sellers and Buyer to be performed prior to or at the Closing shall terminate upon the Closing and be of no further force or effect.  The representations and warranties of Sellers set forth in Section 6.01 through Section 6.05 shall survive the Closing for a period of one (1) year.  All other representations, warranties, covenants and agreements shall survive the Closing indefinitely; provided that nothing herein shall extend the six (6) month period after Closing during which Buyer may send a Claim Notice claiming indemnification in accordance with Section 16.05(a)(ii).  The obligations and covenants of Buyer under this Agreement that survive the Closing shall be deemed covenants running with the land.

Section 19.15Time of the Essence.

  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 19.16Counterpart Execution.

  This Agreement may be executed in any number of counterparts (including by facsimile or email transmission), and each such counterpart shall be effective as to each Party that executes the same whether or not all of the Parties execute the same counterpart.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.  All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 19.17Knowledge.

  Whenever a statement in this Agreement is qualified by a phrase such as to Sellers’ “Knowledge,” the Parties intend that the only information to be attributed

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to Sellers is information actually known by a current officer or field superintendent of Sellers who devotes attention to such matters during the course of his or her employment.

Section 19.18Press Releases.

Neither Sellers nor Buyer, nor any Affiliate thereof, shall make any press release regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without (a) in the case of announcements by Sellers or Sellers’ Affiliates, the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, or (b) in the case of announcements by Buyer or its Affiliates, the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed; provided, however, the foregoing shall not restrict disclosures by Buyer or Sellers (i) to the extent that such disclosures are required by applicable securities or other Law or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, or (ii) to Governmental Authorities and Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents.  Sellers and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 19.18.  Requests by Sellers to omit the identity of Sellers in any announcement by Buyer and requests by Buyer to omit the identity of Buyer in any announcement by Sellers shall be considered reasonable for purposes of this Section 19.18, unless disclosure of such Party’s identity is required by applicable Law.

Section 19.19Exclusivity; Waiver of Rescission.

(a)Buyer agrees that after Closing, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by Sellers pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto or with respect to the Retained Obligations, the relief and remedy available to Buyer in respect of said liability, breach, default, or nonperformance shall be limited to the extent properly claimable hereunder and subject to the terms and provisions of Article XVI.

(b)Buyer and Sellers acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, following the Closing, Buyer and Sellers waive any right to rescind this Agreement or any of the transactions contemplated hereby.

Section 19.20Waiver of Trade Practices Act.

(a)It is the intention of the parties that Buyer’s rights and remedies with respect to this transaction and with respect to all acts or practices of Sellers, past, present or future, in connection with this transaction shall be governed by legal principles other than the Oklahoma Consumer Protection Act (the “OCP”). As such, Buyer hereby waives the applicability of the OCP to this transaction and any and all duties, rights or remedies that might be imposed by the OCP, whether such duties, rights and remedies are applied directly

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by the OCP itself or indirectly in connection with other statutes. Buyer acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $25,000,000 or more according to its most recent financial statement prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Sellers.

(b)Buyer expressly recognizes that the price for which Sellers have agreed to perform Sellers’ obligations under this Agreement has been predicated upon the inapplicability of the OCP and this waiver of the OCP. Buyer further recognizes that Sellers, in determining to proceed with the entering into this Agreement, has expressly relied on this waiver and the inapplicability of the OCP.

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IN WITNESS WHEREOF, Sellers and Buyer have executed and delivered this Agreement as of the date first set forth above.

BUYER:

Mid-Con Energy Properties, LLC

By:  Mid-Con Energy Partners, LP,

Its Sole Member

By:  Mid-Con Energy GP, LLC,

Its General Partner

By: /s/Charles L. McLawhorn, III
Charles L. McLawhorn III, Vice President,

General Counsel and Corporate Secretary

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IN WITNESS WHEREOF, Sellers and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLERS:

SCOUT ENERGY GROUP IV, LP

By Scout Energy Group IV GP LLC

Its General Partner

By:/s/Jon C. Piot
Jon C. Piot, Managing Director

SCOUT ENERGY PARTNERS IV-A, LP

By Scout Energy Group IV, LP

Its General Partner

By Scout Energy Group IV GP LLC

Its General Partner

By:/s/Jon C. Piot
Jon C. Piot, Managing Director

SCOUT ENERGY GROUP I, LP

By Scout Energy Group I GP LLC

Its General Partner

By:/s/Jon C. Piot
Jon C. Piot, Managing Director

SCOUT ENERGY PARTNERS I-A, LP

By Scout Energy Group I, LP

Its General Partner

By Scout Energy Group I GP LLC

Its General Partner

By:/s/Jon C. Piot
Jon C. Piot, Managing Director

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